Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

i.

(continued)

		Page
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PTI AND MERGER SUB		29

3.1	Subsidiaries; Due Organization; Etc.	30
3.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	30
3.3	Capitalization, Etc	30
3.4	SEC Filings; Financial Statements	32
3.5	Absence of Changes	34
3.6	Intellectual Property	34
3.7	Agreements, Contracts and Commitments	36
3.8	Liabilities	37
3.9	Compliance; Permits; Restrictions	38
3.10	Tax Matters	39
3.11	Employee Benefit Plans	41
3.12	Labor and Employment	44
3.13	Environmental Matters	45
3.14	Insurance	46
3.15	Legal Proceedings; Orders	46
3.16	Authority; Binding Nature of Agreement	47
3.17	Vote Required	47
3.18	Non-Contravention; Consents	38
3.19	Bank Accounts	48
3.20	No Financial Advisor	48
3.21	Title to Assets	49
3.22	Real Property; Leasehold	49
3.23	Valid Issuance	49
3.24	Privacy	49
3.25	Disclosure	49
3.26	No Other Representations or Warranties	49
3.27	Disclaimer of Other Representations and Warranties	49

ARTICLE 4 CERTAIN COVENANTS OF THE PARTIES		50

4.1	Access and Investigation	50
4.2	Operation of PTI’s Business	51
4.3	Operation of Holdings and the Company’s Business	52
4.4	Negative Obligations	53
4.5	No Solicitation	57

ARTICLE 5 ADDITIONAL AGREEMENTS OF THE PARTIES		59

5.1	Registration Statement; Proxy Statement/Prospectus/Information Statement	59
5.2	Company Stockholder Written Consent	60
5.3	PTI Stockholders’ Meeting	62
5.4	Regulatory Approvals	65

ii.

(continued)

iii.

(continued)

iv.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of August 22, 2020, by and among PROTEOSTASIS THERAPEUTICS, INC., a Delaware corporation (“PTI”), PANGOLIN MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of PTI (“Merger Sub”), YUMANITY THERAPEUTICS, INC., a Delaware corporation (the “Company”), and YUMANITY HOLDINGS, LLC, a Delaware limited liability company (“Holdings”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. PTI and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of PTI.

B. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. By executing this Agreement, the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

C. Immediately prior to the consummation of the Merger, Holdings will merge with and into the Company (the “Company Reorganization”), following which the Company’s equity capitalization will consist entirely of common stock (and options and warrants exercisable for common stock), and such Company Reorganization has been approved by the Holdings board of directors.

D. The PTI Board of Directors (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of PTI and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of PTI Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of PTI, and the other actions contemplated by this Agreement and has deemed this Agreement advisable, (iii) has approved the Reverse Split, and (iv) has determined to recommend that the stockholders of PTI vote to approve the issuance of shares of PTI Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of PTI, the Reverse Split, the approval of compensation that will or may become payable by PTI to its named executive officers in connection with the Merger and such other actions as contemplated by this Agreement.

E. The Board of Directors of Merger Sub (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder; (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable; and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

F. The Company Board of Directors (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of the Company and its sole stockholder, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable; and (iii) has determined to recommend that the stockholder of the Company vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

G. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of PTI listed on Schedule A hereto (solely in their capacities as stockholders) are executing support agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “PTI Stockholder Support Agreements”).

H. In order to induce PTI to enter into this Agreement and to cause the Merger to be consummated, the officers, directors and those entities that will (together with their Affiliates) be 5% or greater stockholders of the Company following the Company Reorganization and that are listed on Schedule B hereto (solely in their capacities as stockholders) are executing (i) support agreements in favor of PTI concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Company Stockholder Support Agreements”) and (ii) lock-up agreements in favor of PTI concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit D-1 (the “Company Lock-up Agreements”).

I. It is expected that within ten (10) Business Days after the Form S-4 Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s Certificate of Incorporation will execute and deliver an action by written consent in a form reasonably acceptable to PTI adopting and approving this Agreement and the Merger.

J. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of PTI listed on Schedule C are executing lock-up agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit D-2 (the “PTI Lock-up Agreements”).

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Articles 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP (“Cooley”), as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as PTI and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to PTI and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of PTI and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Certificate of Incorporation of PTI shall be identical to the Certificate of Incorporation of PTI as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, PTI shall file one or more amendments to its Certificate of Incorporation to (i) effect the Reverse Split and (ii) make such other changes as are mutually agreeable to PTI and the Company, and, if required, have been approved by the requisite holders of PTI Common Stock.

(c) the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws; and

(d) the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers as set forth in Section 5.13, after giving effect to the provisions of Section 5.13.

3.

1.5 Conversion of Company Shares, Options and Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of PTI, Merger Sub, the Company or any stockholder of PTI or the Company:

(i) any Company Capital Stock held as treasury stock or held or owned by the Company, Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of PTI Common Stock equal to the Exchange Ratio.

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are shares of Company Restricted Stock then the shares of PTI Common Stock issued in exchange for such Company Restricted Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such PTI Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, PTI is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Stock.

(c) No fractional shares of PTI Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock (including any holders of Company Restricted Stock) who would otherwise be entitled to receive a fraction of a share of PTI Common Stock (after aggregating all fractional shares of PTI Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of PTI Common Stock on The Nasdaq Stock Market LLC (or such other Nasdaq market on which the PTI Common Stock then trades) on the date the Merger becomes effective.

(d) All Company Options outstanding immediately prior to the Effective Time under the Equity Incentive Plan and all Company Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase PTI Common Stock or warrants to purchase PTI Common Stock, as applicable, in accordance with Section 5.5(a).

(e) Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

4.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or PTI Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, recapitalization, split (including the Reverse Split), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Capital Stock, Company Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.6 Contingent Value Right.

(a) Pursuant to a declaration to be made in advance by the PTI Board of Directors, Persons who as of immediately prior to the Effective Time are either (i) stockholders of record of PTI or (ii) have the right to receive PTI Common Stock as of immediately prior to the Effective Time (as a result of the exercise or settlement of any PTI Options or PTI RSUs that is to take place immediately prior to the Effective Time but not to be adjusted for the Reverse Split), shall be entitled to receive one contractual contingent value right (a “CVR”) issued by PTI subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, attached hereto as Exhibit E (the “CVR Agreement”), for each share of PTI Capital Stock held by such holders. For the avoidance of doubt, the distribution of CVRs shall be effective immediately following the exercise or settlement of any PTI Options or PTI RSUs and the distribution of such CVRs shall be made in respect of such holders’ ownership of PTI Common Stock.

(b) At or prior to the Effective Time, PTI shall authorize and duly adopt, execute and deliver, and will ensure that the CVR Holders’ Representative (as defined in the CVR Agreement) duly authorizes, executes and delivers, the CVR Agreement.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock, other than Dissenting Shares, outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, PTI and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, PTI shall deposit with the Exchange Agent: (i) certificates representing PTI Common Stock or non-certificated shares of PTI

5.

Common Stock represented by book entry that are issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of PTI Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) At or before the Effective Time, the Company will deliver to PTI a true, complete and accurate listing of all record holders of Company Stock Certificates at the Effective Time, including the number and class of shares of Company Capital Stock held by such record holder, and the number of shares of PTI Common Stock such holder is entitled to receive pursuant to Section 1.5 (the “Company Allocation Schedule”). Promptly after the Effective Time, PTI shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as PTI may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for certificated or non-certificated book entry shares representing shares of PTI Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or PTI: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or book entry representing the number of whole shares of PTI Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional shares of PTI Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or book entry representing shares of PTI Common Stock (and cash in lieu of any fractional shares of PTI Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, PTI shall, in its discretion and as a condition precedent to the delivery of any certificate or book entry representing shares of PTI Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit and indemnification agreement with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to PTI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the PTI Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

6.

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the first anniversary of the Closing Date shall be delivered to PTI upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to PTI for satisfaction of their claims for PTI Common Stock, cash in lieu of fractional shares of PTI Common Stock and any dividends or distributions with respect to shares of PTI Common Stock.

(e) Each of the Parties and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of any Company Stock Certificate or any other Person such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of PTI Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give PTI prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

7.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable best efforts (in the name of the Company, Merger Sub and otherwise) to take such action.

1.11 Tax Consequences. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). The parties to this Agreement adopt this Agreement as a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which PTI, Merger Sub and the Company are parties under Section 368(b) of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY

Holdings and the Company represent and warrant to PTI as follows, except as set forth in the written disclosure schedule delivered by the Company to PTI (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business. Following the Company Reorganization, any reference to “Holdings” in this Article 2 shall be deemed to refer to the surviving corporation of such Company Reorganization.

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Company Disclosure Schedule (the “Company Subsidiaries”); and neither the Company nor any of the other Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. Holdings’ only Subsidiary is the Company and Holdings does not directly own any capital stock of, or any equity interest of any nature in, any other Entity. Neither Holdings nor the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Holdings nor the Company has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

8.

(b) Holdings is a limited liability company, and each of the Company and the Company Subsidiaries is a corporation, each duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation (as applicable) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Holdings, the Company and the Company Subsidiaries is qualified to do business as a foreign limited liability company or corporation (as applicable), and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has delivered to PTI accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational and formation documents, including all currently effective amendments thereto, for Holdings, the Company and each Company Subsidiary. Neither Holdings, the Company nor any Company Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

2.3 Capitalization, Etc.

(a) As of the date hereof, the authorized equity of Holdings consists of (i) 17,913,021 common units (“Common Units”), of which 10,257,677 units are issued and outstanding and of which 390,927 units have been reserved for the exercise of Company Warrants, (ii) 8,085,229 Class A Preferred Units (“Class A Units”), of which 8,075,629 units are issued and outstanding and of which 9,600 units have been reserved for the exercise of Company Warrants, (iii) 4,315,472 Ordinary Class B Preferred Units (“Class B Units”), of which 4,315,472 units are issued and outstanding, and (iv) 5,477,697 Class C Preferred Units (“Class C Units”), of which 5,404,588 units are issued and outstanding and of which 73,109 units have been reserved for the exercise of Class C Warrants. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule, none of the outstanding equity interests of Holdings is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding equity interests of Holdings is subject to any right of first refusal in favor of Holdings. Except as contemplated herein or as set forth in Part 2.3(a) of the Company Disclosure Schedule, there is no contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any equity interests of Holdings. Holdings is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding equity interests of Holdings or other securities. Part 2.3(a)(ii) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by Holdings with respect to equity interests of Holdings (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Following the Company Reorganization, there will be no outstanding equity interests of Holdings.

9.

(b) All of the issued and outstanding capital stock of the Company, which consists of 1,000 shares of common stock, $0.01 par value, is duly authorized, validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Holdings, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. The Company does not hold any shares of its capital stock in its treasury. Following the Company Reorganization, the Company’s equity capitalization will consist entirely of common stock (and options and warrants exercisable for common stock). Except as set forth in Part 2.3(b)(i) of the Company Disclosure Schedule, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein or as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.3(b)(ii) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except as set forth in Part 2.3(c)(i) of the Company Disclosure Schedule, as of the date hereof, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Pursuant to the Company Reorganization, the Company will become the successor issuer under the Yumanity Holdings, LLC 2018 Unit Option and Grant Plan, which shall be amended and restated in connection with the Company Reorganization as the Yumanity Therapeutics, Inc. 2018 Stock Option and Grant Plan (the “Equity Incentive Plan”). Following the Company Reorganization and subject to any issuances permitted under Section 4.4(b), (i) the Company will have reserved 7,243,396 shares of Company Common Stock for issuance under the Equity Incentive Plan and (ii) of such reserved shares of Company Common Stock, options to purchase 3,593,14 shares will have been granted and be outstanding, and 3,650,256 shares will remain available for future issuance pursuant to the Equity Incentive Plan. Part 2.3(c)(ii) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date hereof: (A) the name of the optionee; (B) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (C) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Company Option; (G) the date on which such Company Option expires; and (H) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (I) whether or not such Company Option is an “early exercise” stock option.

10.

(d) Except for the outstanding Company Options as set forth in Section 2.3(c), for the warrants identified on Part 2.3(d) of the Company Disclosure Schedule (the “Company Warrants”) or as set forth on Part 2.3(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, equity interests or other securities of Holdings or the Company or any of their Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, equity interests or other securities of the Company or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Holdings, the Company or any of their Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e) All outstanding shares of Company Capital Stock, all outstanding equity interests of Holdings, as well as all options, warrants and other securities of Holdings and the Company, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. The Company has delivered to PTI accurate and complete copies of all Company Warrants. Except as identified on Part 2.3(d) of the Company Disclosure Schedule, there are no warrants to purchase capital stock of the Company or warrants to purchase equity interests of Holdings outstanding on the date of this Agreement.

2.4 Financial Statements.

(a) Part 2.4(a) of the Company Disclosure Schedule includes true and complete copies of (i) Holdings’ audited consolidated balance sheets at December 31, 2018 and December 31, 2017 and Holdings’ unaudited consolidated balance sheet at December 31, 2019, (ii) the Company Unaudited Interim Balance Sheet, (iii) Holdings’ audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2017 and December 31, 2018 and Holdings’ unaudited consolidated statement of income, cash flow and stockholders equity for the year ended December 31, 2019, and (iv) Holdings’ unaudited statements of income and cash flow for the three months ended March 31, 2020 and for the corresponding period in the prior fiscal year (collectively, the “Company Financials”). The Company Financials (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount other than as may be indicated in the notes thereto) applied on a consistent basis with Holdings’ past practice unless otherwise noted therein throughout the periods indicated and (ii) fairly present in all material respects the financial condition and operating results of Holdings its consolidated Subsidiaries as of the dates and for the periods indicated therein.

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(b) Each of Holdings, the Company and their Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Holdings, the Company and each of their Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Part 2.4(c) of the Company Disclosure Schedule lists, and the Company has delivered to PTI accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Holdings, the Company or any of their Subsidiaries since January 1, 2018.

(d) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief operating officer or general counsel of Holdings and the Company, Holdings board of directors, the Company, the Company Board of Directors or any committee thereof. Since January 1, 2018, Holdings has not received any complaint, allegation, assertion or claim that there is, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Holdings, the Company and the Company Subsidiaries or (ii) any fraud, whether or not material, that involves Holdings or the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Holdings, the Company and the Company Subsidiaries.

2.5 Absence of Changes. Except as set forth on Part 2.5 of the Company Disclosure Schedule, between January 1, 2020 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of the Company or any Company Subsidiary (whether or not covered by insurance), (b) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (c) any event or development that would, if occurring following the execution of this Agreement require the consent of PTI pursuant to Section 4.4(b).

2.6 Title to Assets. Each of the Company and the Company Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, except to the extent that any such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such assets are owned by the Company or a Company Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on

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the Company Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary; and (iii) liens listed in Part 2.6 of the Company Disclosure Schedule.

2.7 Real Property; Leasehold. Neither Holdings, the Company nor any Company Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule which are in full force and effect and with no existing default thereunder.

2.8 Intellectual Property.

(a) Holdings has no Intellectual Property other than as set forth in Party 2.8(a) of the Company Disclosure Schedule. Part 2.8(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. The Company has taken reasonable actions to maintain and protect such Company Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.

(b) The Company and the Company Subsidiaries own each item of Company-Owned IP Rights, free and clear of any Encumbrances.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as such business is currently conducted, as has been conducted since January 1, 2016, and as proposed to be conducted by the Company, does not infringe, misappropriate, or violate any Third-Party IP Rights. As of the date hereof, the Company has not received any written notice, which involves a claim of infringement or misappropriation of any Third-Party IP Rights. Notwithstanding anything to the contrary, no provision of this Agreement shall be construed as a representation or warranty of the Company against the infringement, misappropriation or violation of the Intellectual Property of any third party.

(d) There is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Registered Intellectual Property, by any third party. As of the date hereof, the Company has not instituted any Legal Proceedings for infringement or misappropriation of any Company Registered Intellectual Property.

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(e) Each consultant and employee involved in the creation of any material Company-Owned IP Rights for the Company has executed proprietary information, confidentiality and assignment agreements that, to extent permitted by Law, assign to the Company and/or a Company Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property that are developed by the employees in the course of their employment, and, with respect to consultants, all Intellectual Property that are developed by such consultants in the course of performing services for the Company or any Company Subsidiaries. The Company has provided to PTI copies of all such forms currently and historically used by the Company.

(f) No (i) government funding or (ii) facilities of a university, college, other educational institution or research center were used in the development of the Company-Owned IP Rights or any other Company Registered Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights or any other Company Registered Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(g) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause (a) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right or any other Company Registered Intellectual Property, or (b) additional payment obligations by the Company in order to use or exploit Company-Owned IP Rights or any other Company Registered Intellectual Property to the same extent as the Company was permitted before the date hereof.

(h) The Company has taken commercially reasonable best efforts to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights that the Company intends to retain as confidential (“Company Confidential Information”). To the Knowledge of the Company, all use and/or disclosure of Company Confidential Information by or to a third party has been pursuant to the terms of a written Contract between the Company or its Subsidiaries and such third party.

(i) Notwithstanding anything to the contrary contained herein, the representations and warranties contained in Section 2.8 are the only representations and warranties made by the Company that address matters relating to Intellectual Property.

2.9 Agreements, Contracts and Commitments. Part 2.9 of the Company Disclosure Schedule identifies:

(a) each Company Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements, other than Company Contracts on the Company’s standard form offer letter entered into in the Ordinary Course of Business;

(b) each Company Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable at will by the Company or its Subsidiaries, except to the extent general principles of wrongful termination law may limit the Company’s, the Company’s Subsidiaries’ or such successor’s ability to terminate employees at will;

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(c) each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company and any of its officers or directors;

(e) each Company Contract containing any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person;

(f) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 and not cancelable without penalty;

(g) each Company Contract currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any Company Subsidiary or any loans or debt obligations with officers or directors of the Company;

(i) all Contracts pursuant to which the Company grants any Person a license under any Company-Owned IP Rights, other than software licensed to customers in the Ordinary Course of Business;

(j) other than “shrink wrap” and similar generally available commercial end-user licenses to software, all Contracts pursuant to which the Company or a Company Subsidiary is licensed to use any Third-Party IP Rights outside the Ordinary Course of Business;

(k) each Company Contract currently in force (i) appointing a third party to distribute any Company product, service or technology (identifying any that contain exclusivity provisions); (ii) for a third party to provide services or products with respect to any pre-clinical or clinical development activities of the Company (iii) under which the Company or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or such Company Subsidiary; or (iv) to license any third party to manufacture or produce any Company product, service or technology or any Contract to sell, distribute or commercialize any Company products or service except agreements in the Ordinary Course of Business;

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(l) each Company Contract with any financial advisor, broker, finder, investment banker or other Person providing advisory services to the Company in connection with the Contemplated Transactions; or

(m) any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by the Company which involves payment or receipt by the Company or its Subsidiaries under any such agreement, contract or commitment of $250,000 or more in the aggregate or obligations after the date of this Agreement in excess of $250,000 in the aggregate. The Company has made available to PTI accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Except as set forth on Part 2.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any party to cancel or terminate any Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Company Subsidiary or the Surviving Corporation to any Person under any Company Contract.

2.10 Liabilities. As of the date hereof, neither Holdings, the Company nor any Company Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Holdings, the Company or their Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Holdings, the Company or any Company Subsidiary under Company Contracts, including the reasonably expected performance of such Company Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities described in Part 2.10 of the Company Disclosure Schedule; and (f) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to Holdings, the Company and its Subsidiaries, taken as a whole.

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2.11 Compliance; Permits; Restrictions.

(a) Holdings, the Company and each Company Subsidiary are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of the Company, threatened in writing against Holdings, the Company or any Company Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Holdings, the Company or any Company Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Holdings, the Company or any Company Subsidiary, any acquisition of material property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted, (ii) reasonably likely to have a material adverse effect on Holdings or the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the Food and Drug Administration (“FDA”) and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company (the “Company Permits”) as currently conducted. Part 2.11(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and each Company Subsidiary is in material compliance with the terms of the Company Permits, except as would not reasonably be expected to have a Company Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of the Company, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each material Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of the Company, threatened in writing with respect to an alleged material violation by the Company or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”).

(d) The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted, of any of its product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”), except as would not reasonably be expected to have a Company Material Adverse Effect, and no such Company Regulatory Permit has been (i) revoked, withdrawn,

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suspended, cancelled or terminated or (ii) modified in any materially adverse manner. The Company and each Company Subsidiary is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries or in which the Company or its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f) Neither the Company nor any of the Company Subsidiaries is the subject of any pending, or to the Knowledge of the Company or the Company Subsidiaries, threatened in writing investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company or any of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened in writing against the Company, any Company Subsidiary or any of their respective officers, employees or agents.

2.12 Tax Matters.

(a) All income and other material Tax Returns required to have been filed by the Company and each Company Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No written claim has ever been made by any Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Company and any Company Subsidiary have been reserved for on the Company Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any Company Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

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(c) The Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Company’s Unaudited Interim Balance Sheet) upon any of the assets of the Company or any Company Subsidiary. The transactions set forth in Section 7.8 hereof relating to the conversion of the Company’s indebtedness will not result in the realization of any income or gain by the Company or any Company Subsidiary.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Body with respect to the Company or any Company Subsidiary which agreement or ruling would be effective after the Closing Date.

(f) No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return outside the Ordinary Course of Business, or consented to extend the period in which Tax may be assessed or collected by any Tax authority.

(g) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any Company Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

(i) Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company and any Company Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

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(j) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. law).

(k) Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2).

(l) Neither the Company nor any Company Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has ever been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code.

(m) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). The Company has not made any election under Section 965(h) of the Code.

(n) Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Neither the Company nor any Company Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

2.13 Employee Benefit Plans.

(a) Part 2.13(a) of the Company Disclosure Schedule lists all material Company Employee Plans. “Company Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which the Company or

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any of its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to the Company or its Subsidiaries), with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Holdings, the Company or any of their Subsidiaries for the benefit of any current or former employee, officer or director of Holdings, the Company or any of their Subsidiaries and (ii) and any material consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any natural person consultant of the Company or any Company Subsidiary.

(b) The Company has made available to PTI a true and complete copy of each material Company Employee Plan and has made available to PTI a true and complete copy of each material document, if any, prepared in connection with each such Company Employee Plan (except for individual written Company Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on IRS Form 5500 for the most recent plan year, (iv) the most recently received IRS determination letter for each such Company Employee Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Employee Plan, and (vi) all non-routine correspondence to and from any governmental agency. Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c) No Company Employee Plan is, and neither the Company nor any of its Subsidiaries or Company Affiliates has ever maintained, contributed to, or had any liability or obligation to contribute to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA)), (iv) a funded welfare benefit plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) (a “Funded Welfare Plan”), or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d) Except as set forth in Part 2.13(d) of the Company Disclosure Schedule, none of the Company Employee Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Contemplated Transactions, or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. None of the Company Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Holdings, the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

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(e) Except as provided in this Agreement or as set forth in Part 2.13(e) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Employee Plan, (iii) trigger any obligation to fund any Company Employee Plan, (iv) limit the right to merge, amend or terminate any Company Benefit Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f) No current or former director, employee, or consultant of Holdings or the Company is entitled to receive a tax gross-up or “make whole” payment from Holdings or the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g) Each Company Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and Company’s Subsidiaries have performed all material obligations required to be performed by them under (and are not in material default under or in material violation of) any Company Employee Plan, and, to the knowledge of the Company, there is no material default or material violation by any party to, any Company Employee Plan. No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan (other than routine claims for benefits in the Ordinary Course of Business), and to the knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.

(h) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification or advisory letter with respect to such qualification, or may rely upon an opinion letter for a prototype plan, and no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(i) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Company Employee Plan that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries. All contributions, premiums or payments required to be made with respect to any Company Employee Plan have been made on or before their due dates, except as would not result in material liability to the Company or its Subsidiaries.

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(j) Each Company Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied at all times with Section 409A of the Code with respect to its form and operation unless otherwise exempt. No Company Employee Plan or Company Option (whether currently outstanding or previously exercised) is, or would be subject to any tax, penalty or interest under Section 409A of the Code.

(k) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

2.14 Labor and Employment.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the knowledge of the Company, threatened or reasonably anticipated before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Part 2.14(a) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the knowledge of the Company, no such investigation or inquiry is in progress. The employment of all employees of the Company and its Subsidiaries is terminable at will without cost or liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth on Part 2.14(a) of the Company Disclosure Schedule).

(b) Holdings does not employ any employees or engage any consultants and has not employed any employees or engaged any consultants since January 1, 2017. The Company has made available to PTI a list of each employee and consultant that provides services to the Company or any Company Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised the Company or any Company Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of the Company or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth on Part 2.14(b) of the Company Disclosure Schedule, the Company and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 2.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from the Company or any Company Subsidiary.

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(c) To the knowledge of the Company, no employee, officer or director of Holdings, the Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of Holdings, the Company or the Company Subsidiary, or (ii) the ability of Holdings, the Company or any Company Subsidiary to conduct its business, in each case in any manner that would have a Company Material Adverse Effect. To the knowledge of the Company, no employee, officer or director of Holdings or the Company is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Company Material Adverse Effect.

(d) There are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors.

(e) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary; to the knowledge of the Company, none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f) There are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against the Company or any Company Subsidiary. There are no unfair labor practice complaints pending, or, to the knowledge of Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(g) Except as would not result in material liability to the Company, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to the Company or its Subsidiaries, all individuals who are or were performing services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

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2.15 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received since January 1, 2018 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that the Company or any Company Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. To the Knowledge of the Company: (i) no current or prior owner of any property currently or then leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2018 any written notice or other communication relating to property owned or leased by the Company or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

2.16 Insurance.

(a) The Company has delivered to PTI accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each Company Subsidiary. Each of the insurance policies is in full force and effect and the Company and each Company Subsidiary are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of the Company, there is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each Company Subsidiary is accurate and complete, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company or any Company Subsidiary of its intent to do so.

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(b) Holdings and the Company has delivered to PTI accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Holdings, the Company and each Company Subsidiary as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.16(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by Holdings, the Company and each Company Subsidiary with respect to the Existing Company D&O Policies.

2.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.17 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Holdings, the Company or any of their Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Company Reorganization or the Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Holdings, the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Company Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or to any material assets owned or used by the Company or any Company Subsidiary.

2.18 Authority; Binding Nature of Agreement. Holdings, the Company and each Company Subsidiary have all necessary limited liability company and corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board of Directors (at one or more meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions, subject to the approval by the Company stockholders; and (c) recommended the adoption and approval of this Agreement by the holders of Company Capital Stock. The board of directors of Holdings has: (a) determined that the Company Reorganization is advisable and fair to and in the best interests of Holdings and its equityholders; (b) duly authorized and approved by all necessary limited liability company action, the Company Reorganization, subject to approval of the Holdings equityholders; and (c) recommended the approval of the Company Reorganization by the Holdings equityholders. This Agreement has been duly executed and delivered by Holdings and the Company and, assuming the due authorization, execution and delivery by PTI, constitutes the legal, valid and binding obligation of Holdings and the Company, enforceable against Holdings and the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Company Stockholder Support Agreements, the Company Board of Directors and the Holdings board of directors approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

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2.19 Vote Required. The affirmative vote of (i) a majority of the shares of the Company Common Stock outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon (the “Required Company Stockholder Vote”) and (ii) the affirmative vote of (x) (A) 55% of the outstanding Class A Units, (B) 55% of the outstanding Class B Units and (C) 55% of the outstanding Class C Units, and (y) equity holders representing at least 66-2/3% in interest of all equity holders of Holdings (the “Required Holdings Equityholder Vote”) are the only votes of the holders of any class or series of Company Capital Stock and of the holders of any class or series of Holdings equity necessary to adopt or approve this Agreement and approve the Contemplated Transactions and the Company Reorganization and the matters set forth in Section 5.2(a).

2.20 Non-Contravention; Consents. Subject to Part 2.20 of the Company Disclosure Schedule, and subject to obtaining the Required Company Stockholder Vote, the Required Holdings Equityholder Vote, the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i)(A) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company or (B) any of the provisions of the certificate of formation or operating agreement or other organizational documents of Holdings, or (ii) (A) any resolution adopted by the Company stockholders, the Company Board of Directors or any committee of the Company Board of Directors or (B) any resolution adopted by the Holdings equityholders, the Holdings board of directors or any committee of the Holdings board of directors;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Holdings, the Company or their Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries or that otherwise relates to the business of the Company or its Subsidiaries or to any of the material assets owned or used by the Company or its Subsidiaries;

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(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any term of any Company Contract, except, in the case of any Company Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Company Contracts, any breach, default, penalty or modification that would not result in a Company Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f) result in the transfer of any material asset of the Company or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 2.20 of the Company Disclosure Schedule under any Company Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Holdings, the Company nor any of their Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, (y) the Company Reorganization, or (z) the consummation of the Contemplated Transactions.

2.21 No Financial Advisor. Except as set forth on Part 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Holdings, the Company or any of their Subsidiaries.

2.22 Privacy. The Company has complied with all Laws and its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement will comply with all Laws relating to privacy and with the Company’s privacy policies. The Company has not received a written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

2.23 Disclosure. The information supplied by Holdings, the Company and each Company Subsidiary for inclusion in the Proxy Statement (including any Company Financials and Requested Financial Statements) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

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2.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Holdings, the Company nor any other Person on behalf of Holdings or the Company makes any express or implied representation or warranty with respect to Holdings or the Company or with respect to any other information provided to PTI or Merger Sub in connection with the transactions contemplated hereby.

2.25 Disclaimer of Other Representations and Warranties. Holdings and the Company acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) each of PTI and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Holdings, the Company or their respective Representatives is relying on any representation or warranty of PTI or Merger Sub except for those expressly set forth in this Agreement, (b) no Person has been authorized by PTI or Merger Sub to make any representation or warranty relating to PTI or Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by Holdings or the Company as having been authorized by PTI or Merger Sub and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Holdings or the Company or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PTI AND MERGER SUB

PTI and Merger Sub represent and warrant to the Company as follows, except as set forth in (a) the written disclosure schedule delivered by PTI to the Company (the “PTI Disclosure Schedule”) or (b) the PTI SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” (to the extent such disclosures are general and cautionary, predictive or forward-looking in nature)) filed with or furnished to the SEC by the Company on or after January 1, 2018 and publicly available on or before the day that is one (1) Business Day prior to the date of this Agreement. The PTI Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the PTI Disclosure Schedule shall qualify other sections and subsections in this Article 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the PTI Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a PTI Material Adverse Effect, or is outside the Ordinary Course of Business.

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3.1 Subsidiaries; Due Organization; Etc.

(a) Other than Merger Sub, PTI has no Subsidiaries, except for the Entities identified in Part 3.1(a) of the PTI Disclosure Schedule; and neither PTI nor any of the other Entities identified in Part 3.1(a) of the PTI Disclosure Schedule own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the PTI Disclosure Schedule. PTI has not agreed, nor is obligated to make nor bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. PTI has not been, at any time, a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of PTI and the PTI Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of PTI and the PTI Subsidiaries is qualified to do business as a foreign corporation, and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a PTI Material Adverse Effect.

3.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. PTI has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for PTI and each PTI Subsidiary. Neither PTI nor any PTI Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3 Capitalization, Etc.

(a) The authorized capital stock of PTI consists of (i) 125,000,000 shares of PTI Common Stock, par value $0.001 per share, of which 52,180,380 shares were issued and outstanding as of August 20, 2020 (the “Capitalization Date”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. PTI does not hold any shares of its capital stock in its treasury. All of the outstanding shares of PTI Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of PTI Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of PTI Capital Stock is subject to any right of first refusal in favor of PTI. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the PTI Disclosure Schedule, there is no PTI Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of PTI Capital Stock. PTI is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to

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repurchase, redeem or otherwise acquire any outstanding shares of PTI Capital Stock or other securities. Part 3.3(a)(ii) of the PTI Disclosure Schedule accurately and completely describes all repurchase rights held by PTI with respect to shares of PTI Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b) Except for the PTI 2008 Equity Incentive Plan (the “2008 Plan”), the PTI 2016 Stock Option and Incentive Plan (the “2016 Plan”) or PTI 2016 Employee Stock Purchase Plan (the “ESPP”), or except as set forth on Part 3.3(b) of the PTI Disclosure Schedule, PTI does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. PTI has reserved 6,910,319 shares of PTI Common Stock for issuance under the 2016 Plan, 552,537 shares of PTI Common Stock for issuance under the ESPP and no shares of PTI Common Stock remain available for issuance under the 2008 Plan. Of such reserved shares of PTI Common Stock, 5,445,169 shares of PTI Common Stock may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units as of the Capitalization Date, and 1,465,150 shares remain available for future issuance pursuant to the 2016 Plan. Part 3.3(b) of the PTI Disclosure Schedule sets forth the following information with respect to each PTI Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of PTI Common Stock subject to such PTI Option at the time of grant; (C) the number of shares of PTI Common Stock subject to such PTI Option as of the date of this Agreement; (D) the exercise price of such PTI Option; (E) the date on which such PTI Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such PTI Option; (G) the date on which such PTI Option expires; and (H) whether such PTI Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. PTI has made available to the Company an accurate and complete copy of the 2008 Plan, the 2016 Plan and the ESPP and the forms of all equity awards approved for use thereunder. Except as provided in this Agreement, no vesting of PTI Options will accelerate in connection with the Closing of the Contemplated Transactions.

(c) Except for the outstanding PTI Options as set forth in Section 3.3(b) or as set forth on Part 3.3(c) of the PTI Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of PTI or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of PTI or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which PTI or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of PTI or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to PTI or any of its Subsidiaries.

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(d) All outstanding shares of PTI Capital Stock, as well as all options, warrants and other securities of PTI have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as identified on Part 3.3(c) of the PTI Disclosure Schedule, there are no Warrants to purchase capital stock of PTI outstanding on the date of this Agreement.

3.4 SEC Filings; Financial Statements.

(a) PTI has made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by PTI with the SEC since January 1, 2018 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “PTI SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.4(a) of the PTI Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by PTI or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the PTI SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the PTI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the PTI SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the PTI SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of PTI as of the respective dates thereof and the results of operations and cash flows of PTI for the periods covered thereby. Other than as expressly disclosed in the PTI SEC Documents filed prior to the date hereof, there has been no material change in PTI’s accounting methods or principles that would be required to be disclosed in PTI’s financial statements in accordance with GAAP. The books of account and other financial records of PTI and each of its Subsidiaries are true and complete in all material respects.

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(c) PTI’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the knowledge of PTI, “independent” with respect to PTI within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of PTI, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth in Part 3.4(d) of the PTI Disclosure Schedule, from January 1, 2018, through the date hereof, PTI has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the PTI Common Stock on the Nasdaq Global Market. PTI has not disclosed any unresolved comments in its SEC Documents.

(e) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of PTI, the PTI Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) PTI is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the Nasdaq Global Market.

(g) PTI maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that PTI maintains records that in reasonable detail accurately and fairly reflect PTI’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the PTI Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of PTI’s assets that could have a material effect on PTI’s financial statements. PTI has evaluated the effectiveness of PTI’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable PTI SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. PTI has disclosed to PTI’s auditors and the Audit Committee of the PTI Board of Directors (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect PTI’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in PTI’s internal control over financial reporting. Except as disclosed in the PTI SEC Documents filed prior to the date hereof, PTI has not identified any material weaknesses in the design or operation of PTI’s internal control over financial reporting. Since March 31, 2018, there have been no material changes in PTI’s internal control over financial reporting.

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(h) PTI’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by PTI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to PTI’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i) Since March 31, 2018, (i) PTI has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PTI’s internal accounting controls relating to periods after January 1, 2019, including any material complaint, allegation, assertion or claim that PTI has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing PTI, whether or not employed by PTI, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2019, by PTI or agents to the PTI Board of Directors or any committee thereof or, to the Knowledge of PTI, to any director or officer of PTI.

3.5 Absence of Changes. Except as set forth on Part 3.5 of the PTI Disclosure Schedule, between June 30, 2020 and the date of this Agreement, PTI has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of PTI or any PTI Subsidiary (whether or not covered by insurance), (b) any PTI Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a PTI Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement require the consent of the Company pursuant to Section 4.4(a).

3.6 Intellectual Property.

(a) Part 3.6(a) of the PTI Disclosure Schedule lists: (i) all PTI Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and (ii) all actions that are required to be taken by PTI within 60 days of the date hereof with respect to such PTI-Owned IP Rights in order to avoid prejudice to, impairment or abandonment of such PTI-Owned IP Rights. PTI has taken reasonable actions to maintain and protect such PTI Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such PTI Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such PTI Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such PTI Registered Intellectual Property and recording PTI’s ownership interests therein.

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(b) PTI and the PTI Subsidiaries own each item of PTI-Owned IP Rights, free and clear of any Encumbrances.

(c) The operation of the business of PTI and the PTI Subsidiaries as such business is currently conducted, as has been conducted since January 1, 2016, does not infringe, misappropriate, or violate any Third-Party IP Rights. As of the date hereof PTI has not received any written notice, which involves a claim of infringement or misappropriation of any Third-Party IP Rights. Notwithstanding anything to the contrary, no provision of this Agreement shall be construed as a representation or warranty of PTI against the infringement, misappropriation or violation of the Intellectual Property of any third party.

(d) To the Knowledge of PTI, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any PTI Registered Intellectual Property, by any third party. As of the date hereof, PTI has not instituted any Legal Proceedings for infringement or misappropriation of any PTI Registered Intellectual Property.

(e) Each consultant and employee involved in the creation of any material PTI-Owned IP Rights for PTI has executed proprietary information, confidentiality and assignment agreements that, to extent permitted by Law, assign to PTI and/or a PTI Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property that are developed by the employees in the course of their employment, and, with respect to consultants, all Intellectual Property that are developed by such consultants in the course of performing services for PTI or any PTI Subsidiaries. PTI has provided to the Company copies of all such forms currently and historically used by PTI.

(f) No (i) government funding or (ii) facilities of a university, college, other educational institution or research center were used in the development of the PTI-Owned IP Rights or any other PTI Registered Intellectual Property. To the Knowledge of PTI, no current or former employee, consultant or independent contractor of PTI, who was involved in, or who contributed to, the creation or development of any PTI-Owned IP Rights or any other PTI Registered Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for PTI.

(g) Neither the execution and delivery or effectiveness of this Agreement nor the performance of PTI’s obligations under this Agreement will cause (a) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any PTI-Owned IP Right or any other PTI Registered Intellectual Property, or (b) additional payment obligations by PTI in order to use or exploit PTI-Owned IP Rights or any other PTI Registered Intellectual Property to the same extent as PTI was permitted before the date hereof.

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(h) PTI has taken commercially reasonable best efforts to protect and preserve the confidentiality of all confidential or non-public information included in the PTI IP Rights that PTI intends to retain as confidential (“PTI Confidential Information”). To the Knowledge of PTI, all use and/or disclosure of PTI Confidential Information by or to a third party has been pursuant to the terms of a written Contract between PTI or the PTI Subsidiaries and such third party.

(i) Notwithstanding anything to the contrary contained herein, the representations and warranties contained in Section 3.6 are the only representations and warranties made by PTI that address matters relating to Intellectual Property.

3.7 Agreements, Contracts and Commitments. Part 3.7 of the PTI Disclosure Schedule identifies:

(a) each PTI Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements, other than PTI Contracts on PTI’s standard form offer letter entered into in the Ordinary Course of Business;

(b) each PTI Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable at will by PTI or its Subsidiaries, except to the extent general principles of wrongful termination law may limit PTI’s, PTI’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c) each PTI Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of the Contemplated Transactions;

(d) each PTI Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between PTI and any of its officers or directors;

(e) each PTI Contract containing any covenant limiting the freedom of PTI or its Subsidiaries to engage in any line of business or compete with any Person;

(f) each PTI Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 and not cancelable without penalty;

(g) each PTI Contract currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each PTI Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of PTI or any PTI Subsidiary or any loans or debt obligations with officers or directors of PTI;

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(i) all Contracts pursuant to which PTI grants any Person a license under any PTI-Owned IP Rights, other than software licensed to customers in the Ordinary Course of Business;

(j) other than “shrink wrap” and similar generally available commercial end-user licenses to software, all Contracts pursuant to which PTI or a PTI Subsidiary is licensed to use any Third-Party IP Rights;

(k) each PTI Contract currently in force (i) appointing a third party to distribute any PTI product, service or technology (identifying any that contain exclusivity provisions); (ii) for a third party to provide services or products with respect to any pre-clinical or clinical development activities of PTI; (iii) under which PTI or the PTI Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which PTI or the PTI Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by PTI or such PTI Subsidiary; or (iv) to license any third party to manufacture or produce any PTI product, service or technology or any Contract to sell, distribute or commercialize any PTI products or service, except agreements in the Ordinary Course of Business;

(l) each PTI Contract with any financial advisor, broker, finder, investment banker or other Person, providing advisory services to PTI in connection with the Contemplated Transactions; or

(m) any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by PTI which involves payment or receipt by PTI or the PTI Subsidiaries under any such agreement, contract or commitment of $250,000 or more in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate. PTI has made available to the Company accurate and complete (except for applicable redactions thereto) copies of all PTI Material Contracts, including all amendments thereto. There are no PTI Material Contracts that are not in written form. Except as set forth on Part 3.7 of the PTI Disclosure Schedule, neither PTI nor any of the PTI Subsidiaries nor, to PTI’s Knowledge, as of the date of this Agreement, has any other party to a PTI Material Contract breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which PTI or the PTI Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “PTI Material Contract”) in such manner as would permit any party to cancel or terminate any PTI Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a PTI Material Adverse Effect. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from PTI or any PTI Subsidiary to any Person under any PTI Contract.

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3.8 Liabilities. As of the date hereof, neither PTI nor any PTI Subsidiary has any Liability except for: (a) Liabilities identified as such in the PTI Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by PTI or its Subsidiaries since the date of the PTI Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of PTI or any PTI Subsidiary under PTI Contracts, including the reasonably expected performance of such PTI Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities described in Part 3.8 of the PTI Disclosure Schedule; and (f) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.9 Compliance; Permits; Restrictions.

(a) PTI and each PTI Subsidiary are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of PTI, threatened in writing against PTI or any PTI Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon PTI or any PTI Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of PTI or any PTI Subsidiary, any acquisition of material property by PTI or any PTI Subsidiary or the conduct of business by PTI or any PTI Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on PTI’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the FDA and except as would not reasonably be expected to have a PTI Material Adverse Effect, PTI and the PTI Subsidiaries hold all Governmental Authorizations which are material to the operation of the business of PTI (collectively, the “PTI Permits”) as currently conducted. Part 3.9(b) of the PTI Disclosure Schedule identifies each PTI Permit. Each of PTI and each PTI Subsidiary is in material compliance with the terms of the PTI Permits, except as would not reasonably be expected to have a PTI Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of PTI, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any PTI Permit. The rights and benefits of each material PTI Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by PTI and the PTI Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of PTI, threatened in writing with respect to an alleged material violation by PTI or any of the PTI Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or a Drug/Device Regulatory Agency.

(d) PTI and each of the PTI Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of PTI or such Subsidiary as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted of any of its product candidates (the “PTI Product Candidates”) (collectively, the “PTI Regulatory Permits”), except as would not

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reasonably be expected to have a PTI Material Adverse Effect, and no such PTI Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. PTI and each PTI Subsidiary is in compliance in all material respects with the PTI Regulatory Permits and have not received any written notice or other written communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any PTI Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any PTI Regulatory Permit.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, PTI or the PTI Subsidiaries or in which PTI or its Subsidiaries or their respective current products or product candidates, including the PTI Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f) Neither PTI nor any PTI Subsidiary is not the subject of any pending, or to the Knowledge of PTI, threatened in writing investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of PTI or any of the PTI Subsidiaries, neither PTI nor the PTI Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of PTI or any of the PTI Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of PTI, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened in writing against PTI, any PTI Subsidiary or any of their respective officers, employees or agents.

3.10 Tax Matters.

(a) All income and other material Tax Returns required to have been filed by PTI and each PTI Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No written claim has ever been made by any Governmental Body in a jurisdiction where PTI or any PTI Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by PTI or any PTI Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of PTI and any PTI Subsidiary have been reserved for on the PTI Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the PTI Unaudited Interim Balance Sheet, neither PTI nor any PTI Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

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(c) PTI and each PTI Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on PTI Unaudited Interim Balance Sheet) upon any of the assets of PTI or any PTI Subsidiary.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Body with respect to PTI or any PTI Subsidiary which agreement or ruling would be effective after the Closing Date.

(f) No material deficiencies for Taxes with respect to PTI or any PTI Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of PTI or any PTI Subsidiary. Neither PTI nor any PTI Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return outside the Ordinary Course of Business, or consented to extend the period in which Tax may be assessed or collected by any Tax authority.

(g) PTI has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither PTI nor any PTI Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(i) Neither PTI nor any PTI Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is PTI). Neither PTI nor any PTI Subsidiary has any Liability for the Taxes of any Person (other than PTI and any PTI Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

(j) Neither PTI nor any PTI Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. law).

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(k) Neither PTI nor any PTI Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations section 1.6011-4(b)(2).

(l) Neither PTI nor any PTI Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has ever been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code.

(m) Neither PTI nor any PTI Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). PTI has not made any election under Section 965(h) of the Code.

(n) Neither PTI nor any PTI Subsidiary has taken or agreed to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Neither PTI nor any PTI Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

3.11 Employee Benefit Plans.

(a) Part 3.11(a) of the PTI Disclosure Schedule lists all material PTI Employee Plans. “PTI Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which PTI or any its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to PTI or its Subsidiaries), with respect to which PTI or any PTI Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by PTI or any PTI Affiliate for the benefit of any current or former employee, officer or director of PTI or any PTI Affiliate and (ii) any material consulting contracts, arrangements or understandings between PTI or any PTI Subsidiary and any natural person consultant of PTI or any PTI Subsidiary.

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(b) PTI has made available to the Company a true and complete copy of each material PTI Employee Plan and has made available to the Company a true and complete copy of each material document, if any, prepared in connection with each such PTI Employee Plan (except for individual written PTI Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on IRS Form 5500 for the most recent plan year, (iv) the most recently received IRS determination letter for each such PTI Employee Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such PTI Employee Plan and (vi) all non-routine correspondence to and from any governmental agency. Neither PTI nor any PTI Affiliate has any express or implied commitment (i) to create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) to modify, change or terminate any PTI Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c) No PTI Employee Plan is, and neither PTI nor any PTI Affiliate has ever maintained, contributed to, or had any liability or obligation to contribute to, (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a Funded Welfare Plan, or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d) Except as set forth in Part 3.11(d) of the PTI Disclosure Schedule, none of the PTI Employee Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates PTI or any PTI Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Contemplated Transactions, or (iii) obligates PTI or any PTI Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. None of the PTI Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of PTI or any PTI Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e) Except as provided in this Agreement or as set forth in Part 3.11(e) of the PTI Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any PTI Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any PTI Employee Plan, (iii) trigger any obligation to fund any PTI Employee Plan (iv) limit the right to merge, amend or terminate any

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PTI Benefit Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to PTI and any PTI Affiliates of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f) No current or former director, employee, or consultant of PTI is entitled to receive a tax gross-up or “make whole” payment from PTI with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g) Each PTI Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. PTI and PTI’s Subsidiaries have performed all material obligations required to be performed by them under (and are not in material default under or in material violation of) any PTI Employee Plan, and, to the knowledge of PTI, there is no material default or material violation by any party to, any PTI Employee Plan. No Legal Proceeding is pending or, to the knowledge of PTI, threatened with respect to any PTI Employee Plan (other than routine claims for benefits in the Ordinary Course of Business), and to the knowledge of PTI, there is no reasonable basis for any such Legal Proceeding.

(h) Each PTI Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification or advisory letter with respect to such qualification, or may rely upon an opinion letter for a prototype plan, and no event or omission has occurred that would cause any PTI Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(i) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any PTI Employee Plan that would reasonably be expected to result in material liability to PTI or any PTI Affiliate. All contributions, premiums or payments required to be made with respect to any PTI Employee Plan have been made on or before their due dates, except as would not result in material liability to PTI or its Subsidiaries.

(j) Each PTI Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied at all times with Section 409A of the Code with respect to its form and operation unless otherwise exempt. No PTI Employee Plan or PTI Option (whether currently outstanding or previously exercised) is, or would be subject to any tax, penalty or interest under Section 409A of the Code.

(k) No PTI Employee Plan is subject to the laws of any jurisdiction outside the United States.

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3.12 Labor and Employment.

(a) PTI and the PTI Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Action pending or, to the knowledge of PTI, threatened or reasonably anticipated before the EEOC, any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of PTI or any PTI Subsidiary, except as described on Part 3.12(a) of the PTI Disclosure Schedule. Neither PTI nor any PTI Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither PTI nor any PTI Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to PTI or any PTI Subsidiary, and to the knowledge of PTI, no such investigation or inquiry is in progress. The employment of all employees of PTI and the PTI Subsidiaries is terminable at will without cost or liability to PTI or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth on Part 3.12(a) of the PTI Disclosure Schedule).

(b) PTI has made available to the Company a list of each employee and consultant that provides services to PTI or any PTI Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised PTI or any PTI Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of PTI or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth on Part 3.12(b) of the PTI Disclosure Schedule, PTI and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 3.12(b) of the PTI Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from PTI or any PTI Subsidiary.

(c) To the knowledge of PTI, no employee, officer or director of PTI or any PTI Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of PTI or the PTI Subsidiary, or (ii) the ability of PTI or any PTI Subsidiary to conduct its business, in each case in any manner that would have a PTI Material Adverse Effect. To the knowledge of PTI, no employee, officer or director of PTI is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a PTI Material Adverse Effect.

(d) There are no material controversies pending or, to the knowledge of PTI, threatened between PTI or any PTI Subsidiary and any of their respective present or former employees or independent contractors.

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(e) Neither PTI nor any PTI Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by PTI or any PTI Subsidiary; to the knowledge of PTI, none of the employees or independent contractors of PTI or any PTI Subsidiary is represented by any union, works council, or any other labor organization; and, to the knowledge of PTI, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f) There are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against PTI or any PTI Subsidiary. There are no unfair labor practice complaints pending, or, to the knowledge of PTI, threatened, against PTI or any PTI Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of PTI or any PTI Subsidiary. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of PTI, threat thereof, by or with respect to any employees of PTI or any PTI Subsidiary.

(g) Except as would not result in material liability to PTI, all individuals who are or were performing consulting or other services for PTI or any PTI Subsidiary have been correctly classified by PTI or the PTI Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to PTI or its Subsidiaries, all individuals who are or were performing services for PTI or any PTI Subsidiary have been correctly classified by PTI or the PTI Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

3.13 Environmental Matters. Except as would not reasonably be expected to have a PTI Material Adverse Effect, PTI and each PTI Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by PTI of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither PTI nor any PTI Subsidiary has received since January 1, 2018 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that PTI or any PTI Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of PTI, there are no circumstances that may prevent or interfere with PTI’s or any PTI Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of PTI: (i) no current or prior owner of any property currently or then leased or controlled by PTI or any PTI Subsidiaries has received since January 1, 2018 any written notice or other communication relating to property owned or leased by PTI or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or PTI or any of the PTI Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither PTI nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a PTI Material Adverse Effect.

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3.14 Insurance.

(a) PTI has delivered to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of PTI and each PTI Subsidiary. Each of such insurance policies is in full force and effect and PTI and each PTI Subsidiary is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, neither PTI nor any PTI subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of PTI, there is no pending workers’ compensation or other claim under or based upon any insurance policy of PTI or any PTI Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of PTI and each PTI Subsidiary is accurate and complete, except as would not reasonably be expected to have a PTI Material Adverse Effect. PTI and each PTI Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against PTI or any PTI Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed PTI or any PTI Subsidiary of its intent to do so.

(b) PTI has delivered to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by PTI and each PTI Subsidiary as of the date of this Agreement (the “Existing PTI D&O Policies”). Part 3.14(b) of the PTI Disclosure Schedule accurately sets forth the most recent annual premiums paid by PTI and each PTI Subsidiary with respect to the Existing PTI D&O Policies.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.15 of the PTI Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of PTI, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves PTI, any of its Subsidiaries, any PTI Associate (in his or her capacity as such) or any of the material assets owned or used by PTI or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of PTI, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which PTI or any PTI Subsidiary, or any of the assets owned or used by PTI or any PTI Subsidiary is subject. To the Knowledge of PTI, no officer or other Key Employee of PTI is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of PTI or any PTI Subsidiary or to any material assets owned or used by PTI or any PTI Subsidiary.

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3.16 Authority; Binding Nature of Agreement. Each of PTI and Merger Sub and each PTI Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The PTI Board of Directors and the Board of Directors of Merger Sub (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of PTI Common Stock and directed that this Agreement, the Reverse Split and the issuance of shares of PTI Common Stock in the Contemplated Transactions be submitted for consideration by PTI’s stockholders at the PTI Stockholders’ Meeting. This Agreement has been duly executed and delivered by PTI and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of PTI and Merger Sub (as applicable), enforceable against PTI or Merger Sub (as applicable) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the PTI Stockholder Support Agreements, the PTI Board of Directors approved the PTI Stockholder Support Agreements and the transactions contemplated thereby. Merger Sub was formed solely to facilitate the Merger and has no assets, liabilities or operations except in connection therewith.

3.17 Vote Required. The affirmative vote of (i) the holders of a majority of the shares of PTI Common Stock having voting power representing a majority of the outstanding Common Stock, and (ii) the holders of a majority of the votes cast at the PTI Stockholders’ Meeting are the only votes of the holders of any class or series of PTI’s capital stock necessary to approve the PTI Stockholder Proposals (the “Required PTI Stockholder Vote”).

3.18 Non-Contravention; Consents. Subject to obtaining the Required PTI Stockholder Vote for the PTI Stockholder Proposals, the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by PTI or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of PTI or any of its Subsidiaries, or (ii) any resolution adopted by the stockholders, the PTI Board of Directors or any committee of the PTI Board of Directors or the Board of Directors of any of its Subsidiaries;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or, to the Knowledge of PTI, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which PTI or any of its Subsidiaries or any of the assets owned or used by PTI or any of its Subsidiaries is subject;

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(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by PTI or any of its Subsidiaries or that otherwise relates to the business of PTI or any of its Subsidiaries or to any of the material assets owned or used by PTI or any of its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any PTI Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any PTI Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such PTI Contract; (iii) accelerate the maturity or performance of any PTI Contract; or (iv) cancel, terminate or modify any term of any PTI Contract; except, in the case of any PTI Material Contract, any non-material breach, default, penalty or modification and in the case of all other PTI Contracts, any breach, default, penalty or modification that would not result in a PTI Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by PTI (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the material assets subject thereto or materially impair the operations of PTI); or

(f) result in the transfer of any material asset of PTI or any PTI Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 3.18 of the PTI Disclosure Schedule under any PTI Contract, (ii) the approval of the PTI Stockholder Proposals and the issuance of shares of PTI Common Stock, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of an amendment to PTI’s certificate of incorporation to effect the Reverse Split, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, PTI was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

3.19 Bank Accounts. Part 3.19(a) of the PTI Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of PTI or any of its Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of March 31, 2020 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.20 No Financial Advisor. Except as set forth on Part 3.20 of the PTI Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of PTI or any of its Subsidiaries.

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3.21 Title to Assets. Each of PTI and the PTI Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by PTI or a PTI Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the PTI Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of PTI or any PTI Subsidiary; and (iii) liens listed in Part 3.21 of the PTI Disclosure Schedule.

3.22 Real Property; Leasehold. Neither PTI nor any PTI Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.22 of the PTI Disclosure Schedule, which are in full force and effect and with no existing default thereunder.

3.23 Valid Issuance. The PTI Common Stock to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.24 Privacy. PTI has complied with all Laws and its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by PTI or by third parties having authorized access to the records of PTI. The execution, delivery and performance of this Agreement will comply with all Laws relating to privacy and with PTI’s privacy policies. PTI has not received a written complaint regarding PTI’s collection, use or disclosure of personally identifiable information.

3.25 Disclosure. The information supplied by PTI and each PTI Subsidiary for inclusion in the Proxy Statement will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither PTI nor any other Person on behalf of PTI makes any express or implied representation or warranty with respect to PTI or any of its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

3.27 Disclaimer of Other Representations and Warranties. Each of PTI and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) the Company is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of PTI, Merger Sub or their respective Representatives is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement, (b) no Person has been

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authorized by the Company to make any representation or warranty relating to the Company or its business, and if made, such representation or warranty must not be relied upon by PTI or Merger Sub as having been authorized by the Company and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to PTI, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable best efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Any investigation conducted by either PTI or the Company pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii) any written materials or communications sent by or on behalf of a Party to its stockholders or equityholders;

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(iii) any material notice, document or other communication sent by or on behalf of a Party to any party to any PTI Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any PTI Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such PTI Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Contemplated Transactions;

(v) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened in writing Legal Proceeding involving or affecting such Party; and

(vi) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that such access would require such Party to waive the attorney-client privilege or attorney work product privilege, or violate any Legal Requirements applicable to such Party; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

4.2 Operation of PTI’s Business.

(a) Except as set forth on Part 4.2(a) of the PTI Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of PTI and the PTI Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and in material compliance with the requirements of all Contracts that constitute PTI Material Contracts; and (ii) promptly notify the Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting PTI or any of its Subsidiaries that is commenced, or, to the Knowledge of PTI, threatened against, PTI or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of PTI, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the PTI Disclosure Schedule.

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(b) During the Pre-Closing Period, PTI shall promptly notify the Company in writing, by delivery of an updated PTI Disclosure Schedule, of: (i) the discovery by PTI of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by PTI in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by PTI in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of PTI; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, PTI shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, PTI or its Subsidiaries or, to the Knowledge of PTI, any director, officer or Key Employee of PTI. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of PTI or any of its Subsidiaries contained in this Agreement or the PTI Disclosure Schedule for purposes of Section 8.1.

4.3 Operation of Holdings and the Company’s Business.

(a) Except as set forth on Part 4.3(a) of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless PTI shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of Holdings, the Company and their Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and in material compliance with the requirements of all Contracts that constitute Company Material Contracts; (ii) each of the Company and its Subsidiaries shall use commercially reasonable best efforts to keep available the services of its current Key Employees and other employees and officers and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the Company or its Subsidiaries; and (iii) promptly notify PTI of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any of its Subsidiaries that is commenced, or, to the Knowledge of the Company, threatened against, Holdings, the Company or any of their Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of the Company, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Company Disclosure Schedule.

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(b) During the Pre-Closing Period, the Company shall promptly notify PTI in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Holdings or the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Holdings or the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Holdings or the Company; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise PTI in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, Holdings, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer or Key Employee of Holdings, the Company or any of its Subsidiaries. No notification given to PTI pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Holdings, the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the PTI Disclosure Schedule, (iii) as required by applicable Law, (iv) in connection with the PTI Asset Disposition, or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, PTI shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (other than for shares of PTI Capital Stock issuable as a dividend that have accrued pursuant to the PTI’s certificate of incorporation) other than (x) a distribution of the cash proceeds actually received by PTI from a PTI Asset Disposition and (y) the distribution of CVRs contemplated by Section 1.6; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of PTI Common Stock from terminated employees of PTI pursuant to contracts in effect as of the date hereof and disclosed on the PTI Disclosure Schedules);

(ii) amend the certificate of incorporation, bylaws or other charter or organizational documents of PTI, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

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(iii) except for contractual commitments in place at the time of this Agreement and disclosed in the PTI Disclosure Schedule, and other than in connection with the Contemplated Transactions, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing): (i) any capital stock or other security (except for shares of PTI Common Stock issued (x) upon the valid exercise of PTI Options outstanding as of the date of this Agreement or (y) settlement of PTI RSUs outstanding as of the date of this Agreement or sales of shares of PTI Common Stock issued upon vesting and/or settlement of PTI RSUs outstanding as of the date of this Agreement to cover tax obligations upon such vesting and/or settlement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $10,000;

(vi) (i) adopt, establish or enter into any PTI Employee Plan; (ii) cause or permit any PTI Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by the Company; (iii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees; (iv) increase the severance or change of control benefits offered to any current or new service providers or (v) hire any officer, employee or consultant;

(vii) other than a PTI Asset Disposition, enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset nor, other than a PTI Asset Disposition, sell, lease other otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

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(x) enter into, amend or terminate any PTI Material Contract, other than (i) in the Ordinary Course of Business with respect to the business as currently being conducted so long as no such amendment increases the cost to PTI in any respect or imposes any additional monetary or other material obligations that survive the Closing or (ii) entering into a PTI Material Contract with respect to a PTI Asset Disposition;

(xi) other than in the Ordinary Course of Business, materially change pricing or royalties or other payments set or charged by PTI or any PTI Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to PTI; or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to PTI;

(xii) settle any pending or threatened Legal Proceeding against PTI or any of its Subsidiaries, other than settlements (A) for an amount not in excess of $100,000 individually or $500,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of PTI or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, PTI or any of its Subsidiaries;

(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(xiv) agree, resolve or commit to do any of the foregoing.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Part 4.4(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) in connection with the Company Reorganization implemented immediately prior to the Contemplated Transactions, or (v) with the prior written consent of PTI (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, Holdings and the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than for equity interests of Holdings or shares of Company Capital Stock issuable as a dividend that have accrued pursuant to Holding’s operating agreement or the Company’s certificate of incorporation, as applicable), or (ii) repurchase, redeem or otherwise reacquire any equity interests, shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company pursuant to contracts in effect as of the date hereof and disclosed on the Company Disclosure Schedule);

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(ii) amend the certificate of incorporation, bylaws or other charter or organizational documents of the Company or the certificate of formation, operating agreement or other organizational documents of Holdings, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to the Contemplated Transactions;

(iii) except for contractual commitments in place at the time of this Agreement and disclosed in the Company Disclosure Schedule, and other than in connection with the Contemplated Transactions and the Company Reorganization, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing): (i) any capital stock, equity interest or other security (except for shares of Company Common Stock issued upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock, equity interest or any other security other than options to purchase up to 1.0% of the Company’s total outstanding shares of common stock or (iii) any instrument convertible into or exchangeable for any capital stock, equity interest or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) other than in the Ordinary Course of Business, (i) lend money to any Person; (ii) incur or guarantee any indebtedness for borrowed money; (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guarantee any debt securities of others; or (v) make any capital expenditure or commitment in excess of $10,000;

(vi) other than in the Ordinary Course of Business or in connection with the Company Reorganization, (i) adopt, establish or enter into any Company Employee Plan; (ii) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code; (iii) pay any material bonus or make any material profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its executives or highly compensated employees, or (iv) materially increase the severance or change of control benefits offered to any current or new service providers; provided, however, that the Company may, without PTI’s consent, make adjustments to the compensation packages of the Company’s executives as informed by a peer group compensation analysis conducted by an independent third party;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

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(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business with respect to the business as currently being conducted;

(xi) other than in the Ordinary Course of Business, materially change pricing or royalties or other payments set or charged by the Company or any Company Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company; or

(xii) agree, resolve or commit to do any of the foregoing.

4.5 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, each Party agrees that neither it nor any of its Subsidiaries shall, and each Party will use its reasonable best efforts to cause each of its officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted as provided below); provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to the adoption and approval of this Agreement by a Party’s stockholders (i.e., the Required PTI Stockholder Vote in the instance of PTI), such Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Inquiry or Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer if: (A) neither such Party nor any Representative of such Party shall have

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breached this Section 4.5 in any material respect with respect to such Acquisition Inquiry or Acquisition Proposal (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions at least as favorable to such Party as those contained in the Confidentiality Agreement (and a copy of any such executed confidentiality agreement is provided promptly to the other Party); provided that a standstill provision shall be required only to the extent that the failure to include such standstill provision is likely to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, including copies of all documentation submitted to such Party reasonably relevant to evaluating such Acquisition Proposal or Acquisition Inquiry). Such Party shall keep the other Party reasonably informed on a timely basis in all material respects with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and promptly following the date of this Agreement shall cause the destruction or return of any nonpublic information provided to such Person.

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ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC a Form S-4 Registration Statement, in which a Proxy Statement for the PTI stockholders will be included as a prospectus. PTI covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will comply with applicable U.S. federal securities laws and the DGCL in all material respects and will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of PTI, at the time of the PTI Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. PTI further covenants to keep the Form S-4 Registration Statement effective for so long as necessary to complete the Merger and pursuant to the terms of this Agreement. Subject to Section 5.10(c), prior to the Form S-4 Registration Statement being declared effective, (1) PTI shall use its reasonable best efforts to execute and deliver to Cooley and to Goodwin the applicable “Tax Representation Letter” referenced in Section 5.10(c); and (2) the Company shall use its reasonable best efforts to execute and deliver to Goodwin and to Cooley the applicable “Tax Representation Letter” referenced in Section 5.10(c). Subject to Section 5.10(c), following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (x) the Company shall use its commercially reasonable best efforts to cause Goodwin to deliver to it a Tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) PTI shall use its commercially reasonable best efforts to cause Cooley to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, subject to Section 5.10(c), each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(a) and Section 5.10(c). Notwithstanding the foregoing, PTI makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) relating to or describing the Company, if any, based on information furnished in writing by the Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable best efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable best efforts to cause the Proxy Statement to be mailed to PTI’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to PTI or the Company occurs, or if PTI or the Company becomes aware of any

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event or information, that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement, then such Party shall promptly inform the other Party thereof and shall cooperate fully in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to PTI’s stockholders.

(b) Prior to the Effective Time, PTI shall use commercially reasonable best efforts to obtain all regulatory approvals needed to ensure that the PTI Common Stock to be issued in the Merger (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the PTI Stockholders’ Meeting; provided, however, that PTI shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(c) The Company shall reasonably cooperate with PTI and provide, and require its Representatives, advisors, accountants and attorneys to provide, PTI and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Company that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from the Company to be included in the Form S-4 Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable best efforts to cause to be delivered to PTI a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to PTI), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

5.2 Company Stockholder Written Consent; Holdings Equityholder Consent.

(a) Promptly after the Form S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than ten (10) Business Days thereafter, the Company shall deliver a copy of the Form S-4 Registration Statement and obtain the approval (by written consent or otherwise) (the “Company Stockholder Written Consent”) of (1) the Company stockholders sufficient for the Required Company Stockholder Vote and (2) the Holdings equityholders sufficient for the Required Holdings Equityholder Vote, for purposes of (i) adopting this Agreement and approving the Merger, (ii) approving the Company Reorganization, (iii) acknowledging that the approval given thereby is irrevocable and that each such stockholder or equityholder (as applicable) is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that each such stockholder or equityholder (as applicable) has received and read a copy of Section 262 of the DGCL, and (iv) acknowledging that by its approval of the Merger and Company Reorganization it is not entitled to appraisal rights with respect to its shares or limited liability company interests in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (or of the Company capital stock it will receive in the Company Reorganization). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders or the equityholders of Holdings to approve the Merger or this Agreement or the Company Reorganization. For the sake of clarity, the Required Company Stockholder Vote will only be effective if and when the Required Equityholder Vote is effective.

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(b) The Company agrees that, subject to Section 5.2(c): (i) the Company Board of Directors shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Merger and shall use its reasonable best efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above (the recommendation of the Company Board of Directors that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to PTI, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to PTI shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Company Board of Directors may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to PTI or, if applicable, recommend such Superior Offer (collectively a “Company Board Adverse Recommendation Change”) if, but only if, the Company’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, that, before making a Company Board Adverse Recommendation Change, (i) PTI receives written notice from the Company confirming that the Company Board of Directors intends to change its recommendation at least four (4) Business Days in advance of effecting a Company Board Adverse Recommendation Change (the “Company Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Company Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by PTI, the Company shall, during such four (4) Business Day period, negotiate with PTI in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by PTI, if any, and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Company Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(k) below in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal

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Requirements. The requirements and provisions of this Section 5.2(c) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Company Recommendation Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days.

(d) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, the Company Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Company Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Company Board of Directors after the date of this Agreement (a “Company Intervening Event”), effect a Company Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change in light of such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, however, that the Company Board of Directors may not effect a Company Board Adverse Recommendation Change due to a Company Intervening Event unless (i) Company shall have provided prior written notice to PTI (the “Company Intervening Event Recommendation Determination Notice”) at least four (4) Business Days in advance of its intention to effect such Company Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by PTI, the Company shall, during such four (4) Business Day period, negotiate with PTI in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change in connection with the Company Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by PTI, if any, and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in connection with such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The provisions of this Section 5.2(d) shall also apply to any material change to the facts and circumstances relating to any such Company Intervening Event and each such material change shall require a new Company Intervening Event Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days. For further clarity, the Company Board of Directors shall not be permitted to effect a Company Board Adverse Recommendation Change pursuant to this Section 5.2(d) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.2(c)).

5.3 PTI Stockholders’ Meeting.

(a) PTI shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of PTI Common Stock to vote on the PTI Stockholder Proposals (such meeting, the “PTI Stockholders’ Meeting”). The PTI Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is

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declared effective under the Securities Act, and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such forty-five (45) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending). PTI shall take reasonable measures to ensure that all proxies solicited in connection with the PTI Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on the date of the PTI Stockholders’ Meeting, or a date preceding the date on which the PTI Stockholders’ Meeting is scheduled, PTI reasonably believes that (x) it will not receive proxies sufficient to obtain the required approval of the holders of PTI Common Stock at the PTI Stockholders’ Meeting with respect to all of the PTI Stockholder Proposals, whether or not a quorum would be present at the PTI Stockholders’ Meeting or (y) it will not have sufficient shares of PTI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the PTI Stockholders’ Meeting, subject to compliance with all Legal Requirements, PTI may (and, if requested by the Company, PTI shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the PTI Stockholders’ Meeting, as long as the date of the PTI Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y); provided that, subject to compliance with all Legal Requirements, PTI may postpone or adjourn the PTI Stockholders’ Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that PTI has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of PTI prior to the PTI Stockholders’ Meeting.

(b) PTI agrees that, subject to Section 5.3(c): (i) the PTI Board of Directors shall recommend that PTI’s stockholders vote to approve the PTI Stockholder Proposals (the recommendation of the PTI Board of Directors that PTI’s stockholders vote to approve the PTI Stockholder Proposals being referred to as the “PTI Board Recommendation”); and (ii) the PTI Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the PTI Board of Directors or any committee thereof to withdraw or modify the PTI Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time prior to the approval of the PTI Stockholder Proposals by the Required PTI Stockholder Vote, PTI receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel, the PTI Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the PTI Board of Directors may withhold, amend, withdraw or modify the PTI Board Recommendation in a manner adverse to the Company or, if applicable recommend such Superior Offer (collectively a “PTI Board Adverse Recommendation Change”) if, but only if, the PTI Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside

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legal counsel, that the failure to effect a PTI Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the PTI Board of Directors under applicable Legal Requirements; provided, that, before making a PTI Board Adverse Recommendation Change, (i) the Company receives written notice from PTI confirming that the PTI Board of Directors intends to change its recommendation at least four (4) Business Days in advance of effecting a PTI Board Adverse Recommendation Change (the “PTI Recommendation Determination Notice”), but such notice shall not be deemed to constitute a PTI Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by the Company, PTI shall, during such four (4) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the PTI Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer; and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel, the PTI Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a PTI Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(j) below in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the PTI Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.3(c) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new PTI Recommendation Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days.

(d) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the PTI Stockholder Proposals, the PTI Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of PTI that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the PTI Board of Directors as of, or prior to, the date of this Agreement and becomes known by the PTI Board of Directors after the date of this Agreement (a “PTI Intervening Event”), effect a PTI Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a PTI Board Adverse Recommendation Change in light of such PTI Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the PTI Board of Directors under applicable Legal Requirements; provided, however, that the PTI Board of Directors may not effect a PTI Board Adverse Recommendation Change due to a PTI Intervening Event unless (i) PTI shall have provided prior written notice to the Company (the “PTI Intervening Event Recommendation Determination Notice”) at least four (4) Business Days in advance of its intention to effect such PTI Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by the Company, PTI shall, during such four (4) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the PTI Board Adverse Recommendation Change in connection with the PTI Intervening Event is no longer necessary, and (iv) after considering the results of any such

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negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel, the PTI Board of Directors shall have determined, in good faith, that the failure to make the PTI Board Adverse Recommendation Change in connection with such PTI Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the PTI Board of Directors under applicable Legal Requirements. The provisions of this Section 5.3(d) shall also apply to any material change to the facts and circumstances relating to any such PTI Intervening Event and each such material change shall require a new PTI Intervening Event Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days. For further clarity, the PTI Board of Directors shall not be permitted to effect a PTI Board Adverse Recommendation Change pursuant to this Section 5.3(d) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.3(c)).

(e) Nothing contained in this Agreement shall prohibit PTI or its Board of Directors from (i) taking and disclosing to the stockholders of PTI a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of PTI pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that this Section 5.3(e) shall not be deemed to affect whether any such disclosure, other than such a “stop, look and listen” communication, would otherwise be deemed to be a PTI Board Adverse Recommendation Change. For clarity, a factually accurate public statement that describes PTI’s receipt of an Acquisition Proposal, that no position has been taken by the PTI Board of Directors as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a PTI Board Adverse Recommendation Change.

5.4 Regulatory Approvals. Each Party shall use commercially reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. The Company and PTI shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. Notwithstanding anything to the contrary in this Article 5, each of PTI and the Company acknowledge and agree that (a) nothing in this Agreement shall give the Company, directly or indirectly, the right to control or direct PTI’s operations for purposes of any non-US antitrust, merger control, or competition laws prior to the expiration or termination of any applicable waiting period pursuant to any non-US antitrust, merger control, or competition laws and (b) no consent of PTI or the Company shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable antitrust Laws.

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5.5 Options, RSUs and Warrants.

(a) Company Options and Warrants.

(i) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Equity Incentive Plan, whether or not vested, shall automatically and without any action on the part of the holder thereof, be converted into and become an option to purchase PTI Common Stock, and PTI shall assume the Equity Incentive Plan and each such Company Option in accordance with the terms of the Equity Incentive Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by PTI shall thereupon be converted into rights with respect to PTI Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by PTI may be exercised solely for PTI Common Stock; (ii) the number of shares of PTI Common Stock subject to each Company Option assumed by PTI shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of PTI Common Stock; (iii) the per share exercise price for the PTI Common Stock issuable upon exercise of each Company Option assumed by PTI shall be determined by dividing (A) the per share exercise price of the shares of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by PTI shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by PTI in accordance with this Section 5.5(a)(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to PTI Common Stock subsequent to the Effective Time; and (B) the PTI Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company Board of Directors or any committee thereof with respect to each Company Option assumed by PTI. Notwithstanding anything to the contrary in this Section 5.5(a)(i), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of PTI Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option would not be intended to constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(ii) As soon as practicable following the Effective Time (but no later than ten (10) Business Days following the Effective Time), PTI shall file with the SEC a registration statement on Form S-8, if available for use by PTI, relating to the shares of PTI Common Stock issuable with respect to Company Options assumed by PTI in accordance with Section 5.5(a)(i).

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(iii) Subject to Section 5.5(a)(iv), at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Company Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase shares of PTI Common Stock and PTI shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under Company Warrants assumed by PTI shall thereupon be converted into rights with respect to shares of PTI Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by PTI may be exercised solely for shares of PTI Common Stock; (ii) the number of shares of PTI Common Stock subject to each Company Warrant assumed by PTI shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon exercise of the Company Warrants, that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of PTI Common Stock; (iii) the per share exercise price for the shares of PTI Common Stock issuable upon exercise of each Company Warrant assumed by PTI shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by PTI shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(iv) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Equity Incentive Plan, the Company Warrants and otherwise) to effectuate the provisions of this Section 5.5(a) and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5(a).

(b) PTI Options and RSUs.

(i) Prior to the Closing, the PTI Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each outstanding PTI RSU shall be accelerated in full effective as of immediately prior to the Effective Time. Effective as of immediately prior to the Effective Time, each outstanding PTI RSU shall be accelerated in full and, in exchange therefor, effective as of immediately prior to the Effective Time, each former holder of any such PTI RSU shall be entitled to receive and shall be deemed to hold a number of shares of PTI Common Stock as is equal to (i) the total number of shares of PTI Common Stock subject to such PTI RSU, less (ii) the number of shares of PTI Common Stock that would otherwise be issued to the holder pursuant to the PTI RSU to be withheld by PTI in satisfaction of the tax withholding obligations arising as a result of the vesting and settlement of such PTI RSU equal to a number of shares of PTI Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of PTI Common Stock immediately prior to the Effective Time) equal to the amount necessary to satisfy the withholding obligation based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (rounded up to the nearest whole share) unless prior to the Effective Time, the holder has made arrangement satisfactory to PTI to satisfy such tax withholding obligation pursuant to another method provided in the applicable PTI RSU award agreement, in which case, the full number of shares of PTI Common Stock subject to such PTI RSU shall be issued to such holder.

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(ii) Prior to the Closing, the PTI Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised PTI Option, whether vested or unvested, shall be accelerated in full effective as of immediately prior to the Effective Time.

(iii) Effective as of immediately prior to, but subject to the occurrence of, the Effective Time, each award of In the Money PTI Options shall automatically be deemed to be exercised in full by the holder thereof, and in connection with such exercise, each such holder shall be issued and shall be deemed to hold a number of shares of PTI Common Stock as is equal to (i) the total number of shares of PTI Common Stock subject to such award of In the Money PTI Options less (ii) the number of shares of PTI Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of PTI Common Stock immediately prior to the Effective Time) that does not exceed the aggregate exercise price of such award of In the Money PTI Options (with any balance of the aggregate exercise price to be paid in cash by the holder) less (iii) the number of shares of PTI Common Stock that would otherwise be issued to the holder pursuant to the award of In the Money PTI Options to be withheld by PTI in satisfaction of the tax withholding obligations arising as a result of the deemed exercise of such award of In the Money PTO Options equal to a number of shares of PTI Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of PTI Common Stock immediately prior to the Effective Time) equal to the amount necessary to satisfy the withholding obligation based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (rounded up to the nearest whole share) unless prior to the Effective Time, the holder has made arrangement satisfactory to PTI to satisfy such tax withholding obligation pursuant to another method provided in the applicable In the Money PTO Option award agreement, in which case, the full number of shares of PTI Common Stock subject to such In the Money PTO Option shall be issued to such holder.

(iv) Each PTI Option that is a Continuing PTI Option shall remain outstanding and exercisable in accordance with its terms.

(v) Each PTI Option that is not an In the Money PTI Option or a Continuing PTI Option shall be cancelled as of the Effective Time.

5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of PTI and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of PTI or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out

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of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of PTI or the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of reasonable and documented legal expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from PTI and the Surviving Corporation, jointly and severally, to the same extent as such D&O Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by PTI or the Company pursuant to the Certificate of Incorporation and Bylaws of PTI and the Company (as applicable) in effect on the date of this Agreement or any applicable indemnification agreement, upon receipt by PTI or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The Certificate of Incorporation and Bylaws of each of PTI and the Surviving Corporation shall contain, and PTI shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of PTI and the Company than are presently set forth in the Certificate of Incorporation and Bylaws of PTI and the Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of PTI and the Company, as applicable.

(c) PTI shall purchase an insurance policy with an effective date as of the Closing which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by PTI; provided, that PTI may, at its sole cost and expense, substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable; provided, however, that the cost of any such policy shall not exceed 300% of the prior annual premium payment made by PTI.

(d) PTI shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of their rights provided in this Section 5.6.

(e) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of PTI and the Company, as applicable, by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives. In addition to the rights provided by this Agreement, to the extent that current and former officers and directors of PTI have existing rights under any agreement between such officer or director and PTI with respect to indemnification, the Surviving Corporation will take all good faith efforts necessary to maintain in place such other agreement and to indemnify such officer or director to the maximum extent possible under this Agreement as well as such other agreement.

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(f) In the event PTI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of PTI or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

5.7 Additional Agreements.

(a) The Parties shall use commercially reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any Order relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order might not be advisable.

5.8 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and PTI may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or PTI in compliance with this Section 5.8.

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5.9 Listing. PTI shall use its commercially reasonable best efforts to cause the shares of PTI Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on The Nasdaq Global Market or The Nasdaq Capital Market at or prior to the Effective Time. The Company will cooperate with PTI as reasonably requested by PTI with respect to the listing application for the PTI Common Stock (the “Nasdaq Listing Application”) and promptly furnish to PTI all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Tax Matters.

(a) PTI, Merger Sub and the Company shall use their respective commercially reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g). The Parties shall treat and shall not take any Tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) If, in connection with the preparation and filing of the Form S-4 Registration Statement and the Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, each of PTI and the Company shall deliver to Cooley and Goodwin, respectively, customary Tax representation letters satisfactory to its counsel (such letters, each a “Tax Representation Letter”), dated and executed as of the date the Form S-4 Registration Statement and the Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Form S-4 Registration Statement and the Proxy Statement, and Cooley shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger and Goodwin shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger (collectively, such opinions, the “Tax Opinions”).

(d) PTI (or the Company, to the extent required by law) will prepare and file, or cause to be prepared and filed, all income Tax Returns of PTI or any of its Subsidiaries to be filed for any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the Closing Date (the “Pre-Closing Tax Period”) the due date of which (taking into account extensions) is after the Closing Date. PTI (or the Company, as the case may be) will promptly provide or make available to the CVR Holders’ Representative copies of all

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income Tax Returns that are to be filed by PTI or any of its Subsidiaries (or the Company, as the case may be) with respect to a Pre-Closing Tax Period or Straddle Period after the Closing Date. Prior to filing, PTI (or the Company, as the case may be) shall permit the CVR Holders’ Representative to review and approve each such Tax Return, providing the CVR Holders’ Representative with a reasonable time for such review and approval; provided, that such approval shall not be unreasonably conditioned, withheld or delayed. PTI (or the Company, as the case may be) shall make the changes to such Tax Returns that are reasonably requested by the CVR Holders’ Representative and are consistent with applicable Law, as reasonably determined by PTI, and past practices of PTI, to the extent applicable (provided, for the avoidance of doubt, any items of expense, losses, credits and deductions (including net operating loss carryforwards) of PTI existing as of the Effective Time shall be used to offset Taxes paid or payable in connection with a PTI Asset Disposition to the maximum extent permitted by Law before being used for any other purpose).

5.11 Legends. PTI shall be entitled to place appropriate legends on the certificated and non-certificated book entries evidencing any PTI Common Stock to be received by equity holders of the Company who may be considered “affiliates” of PTI for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for PTI Common Stock.

5.12 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement, to cause the Closing to occur as promptly as reasonably possible and to enable the combined entity to continue to meet its obligations following the Closing.

5.13 Directors and Officers. PTI and the Company shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of PTI or the Company who is not continuing as an officer or director of PTI following the Effective Time. Prior to the Effective Time, but to be effective at the Effective Time, the PTI Board of Directors shall appoint Board designees selected by the Company. Immediately after the Effective Time, the PTI Board of Directors shall consist of nine (9) members, seven (7) of whom shall be the current directors of the Company and two (2) of whom shall be designated by members of the PTI Board of Directors existing as of the date hereof, such designation to be consented to by the Company. Immediately following the Effective Time, a majority of the members of the PTI Board of Directors shall meet the requisite independence requirements of Nasdaq’s listing standards. The Parties shall further take all necessary action so that the Persons listed in Schedule 5.13 are elected or appointed, as applicable, to the positions of officers and directors of PTI and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person named above as a director is unable or unwilling to serve as a director of PTI after the Effective Time, as set forth therein, the Party appointing such Person shall designate a successor.

5.14 Section 16 Matters. Prior to the Effective Time, PTI shall take all such steps as may be required to cause any acquisitions of PTI Common Stock and any options to purchase PTI Common Stock resulting from the Merger, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PTI, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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5.15 Reverse Split. PTI shall submit to the holders of PTI Common Stock at the PTI Stockholders’ Meeting a proposal to approve and adopt an amendment to the PTI Certificate of Incorporation to authorize the PTI Board of Directors to effect a reverse stock split of all outstanding shares of PTI Common Stock at a reverse stock split ratio in the range mutually agreed to by PTI and the Company (the “Reverse Split”).

5.16 Termination of Certain Agreements, Plans and Rights. The Company shall use its commercially reasonable best efforts to terminate at or prior to the Effective Time, those agreements set forth on Schedule D (collectively, the “Investor Agreements”). If so requested by the Company upon written notice to PTI no later than five (5) days prior to the Closing, the PTI Board of Directors (or applicable committee thereof) shall adopt resolutions to terminate PTI’s 401(k) plan effective no later than the day immediately prior to the Closing. Promptly following the execution of this Agreement, the participation in any new offerings under the ESPP shall be suspended and the ESPP shall terminate effective as of the Closing.

5.17 Certificates.

(a) The Company will prepare and deliver to PTI at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of the Company in a form reasonably acceptable to PTI which sets forth a true and complete list of the holders of Company Common Stock, Company Option and Company Warrants as of immediately prior to the Effective Time and the number of shares of Company Common Stock owned and/or underlying the Company Options or Company Warrants held by such holders after giving effect to the Company Reorganization (the “Allocation Certificate”).

(b) PTI shall prepare and deliver to the Company at least five (5) calendar days prior to the Closing Date a certificate signed by the Chief Operating Officer of PTI in a form reasonably acceptable to the Company which sets forth an estimate prepared in good faith of (i) the PTI Net Cash and (ii) PTI Debt, each as of the Closing Date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with PTI’s most recent audited financial statements which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein (the “Estimated Net Cash Certificate”).

(c) The Company shall prepare and deliver to PTI at least five (5) calendar days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to PTI which sets forth an itemized list of each element of the Company’s the Company Debt, each as of the Closing Date after giving effect to the Company Reorganization, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s most recent audited financial statements (the “Company Estimated Debt Statement”) which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by PTI to verify and determine the information contained therein.

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5.18 Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, PTI shall promptly notify the Company of any litigation brought, or threatened, against PTI and/or members of the PTI Board of Directors or any of its officers relating to the Contemplated Transactions or otherwise and shall keep the Company informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, the Company shall promptly notify PTI of any litigation brought, or threatened, against the Company and/or members of the Company Board of Directors or any of its officers relating to the Contemplated Transactions or otherwise and shall keep PTI informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.19 PTI Asset Disposition. The Company and PTI agree that PTI may, without the prior written consent of the Company, sell, assign, license, or otherwise dispose of, in one or more transactions some or all of its CF Assets to a Permitted CF Counterparty, at any time prior to or concurrent with the Closing, provided that such sale or disposition is also approved by the PTI Board of Directors or a committee thereof (each a “PTI Asset Disposition”). Notwithstanding the foregoing, (A) PTI may not enter into any agreement with respect to a PTI Asset Disposition that would be reasonably likely to result in a Material Continuing Obligation; provided, however, that in the event that PTI intends to enter into any agreement with respect to a PTI Asset Disposition that would be reasonably likely to result in a continuing obligation or liability of either PTI or the Company on or after the Closing that is not a Material Continuing Obligation, PTI shall provide the Company with written notice of such PTI Asset Disposition at least fourteen (14) Business Days prior to the consummation of such PTI Asset Disposition, which notice shall include the material terms relating to such PTI Asset Disposition (including any potential continuing obligations or liabilities), and (B) prior to execution of a definitive agreement with respect to a PTI Asset Disposition, PTI shall deliver to the Company a written certification of PTI, duly executed by an officer of PTI attesting to the accuracy of all representations in all material respects (subject to any qualifications contained in such representations) made to the counterparty in such definitive agreement with respect to the PTI Asset Disposition.

5.20 Intentionally Omitted.

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ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3 Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the Required Equityholder Vote and the Required Company Stockholder Vote, and this Agreement, the Contemplated Transactions, the issuance of PTI Common Stock, the change of control for NASDAQ purposes, and the Reverse Split shall have been duly approved by the Required PTI Stockholder Vote.

6.4 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions; (b) relating to the Contemplated Transactions and seeking to obtain from PTI or the Company any damages or other relief that may be material to PTI, Merger Sub or the Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the Common Stock of PTI; (d) that would materially and adversely affect the right or ability of PTI or the Company to own the assets or operate the business of PTI or the Company; or (e) seeking to compel the Company or PTI (or any of their respective Subsidiaries) to dispose of or hold separate any material assets as a result of the Contemplated Transactions.

6.5 Listing. The approval of the listing of the additional shares of PTI Common Stock on Nasdaq shall have been obtained and the shares of PTI Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

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ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PTI AND MERGER SUB

The obligations of PTI and Merger Sub to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by PTI, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Holdings and the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (except for the representations and warranties of Holdings and the Company set forth in Section 2.3(a) of the Agreement), (B) the representations and warranties of Holdings and the Company set forth in Section 2.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Holdings and the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Holdings and the Company in all material respects. Notwithstanding anything in this Agreement to the contrary, the delivery of Tax Opinions and Tax Representation Letters shall not be a closing condition to the consummation of the Contemplated Transactions.

7.3 Documents. PTI shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5 and 7.6 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Company Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company hereunder;

(c) Intentionally omitted;

(d) the Company Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

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(e) the Allocation Certificate;

(f) the Company Estimated Debt Statement;

(g) the Company Allocation Schedule; and

(h) (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for PTI to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company.

7.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.5 Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.6 Company Reorganization. The Company Reorganization shall have been consummated immediately prior to the Effective Time.

7.7 Company Lock-Up Agreements. The Company Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

7.8 Debt Conversion and Indebtedness. The Company shall have effected a conversion of all of its outstanding convertible indebtedness and shall have no outstanding indebtedness other than pursuant to the Material Contracts listed on Part 7.8 of the Company Disclosure Schedule.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of PTI and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the

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failure to be true and correct would not reasonably be expected to have a PTI Material Adverse Effect (except for the representations and warranties of PTI set forth in Section 3.3(a) of the Agreement), (B) the representations and warranties of PTI set forth in Section 3.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the PTI Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that either PTI or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects. Notwithstanding anything in this Agreement to the contrary, the delivery of Tax Opinions and Tax Representation Letters shall not be a Closing condition to the consummation of the Contemplated Transactions.

8.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Operating Officer of PTI confirming that the conditions set forth in Sections 8.1, 8.2, 8.4, and 8.5, have been duly satisfied;

(b) certificates of good standing of PTI and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by PTI and Merger Sub hereunder;

(c) the PTI Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

(d) the Estimated Net Cash Certificate; and

(e) executed severance agreements consistent with PTI’s Severance and Change in Control Plan (including releases of PTI) and written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of PTI who are not to continue as officers or directors of PTI pursuant to Section 5.13 hereof.

8.4 Board of Directors. PTI shall have caused the PTI Board of Directors to be constituted as set forth in Section 5.13 of this Agreement effective as of the Effective Time.

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8.5 PTI Net Cash. The PTI Net Cash calculation shall be finally determined in accordance with the terms of this Agreement and PTI shall have no less than $30,000,000 of PTI Net Cash as of the Closing as reflected in the PTI Net Cash Financial Certificate.

8.6 PTI Lock-Up Agreements. The PTI Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

8.7 No PTI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any PTI Material Adverse Effect that is continuing.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the PTI Stockholder Proposals by the Required PTI Stockholder Vote, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of PTI and the Company;

(b) by either PTI or the Company if the Contemplated Transactions shall not have been consummated by the date that is eight (8) months after the date hereof (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to PTI, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or PTI shall be entitled to extend the End Date for an additional sixty (60) days;

(c) by either PTI or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either PTI or the Company if (i) the PTI Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and PTI’s stockholders shall have taken a final vote on the PTI Stockholder Proposals and (ii) the PTI Stockholder Proposals shall not have been approved at the PTI Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required PTI Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to PTI where the failure to obtain the Required PTI Stockholder Vote shall have been caused by the action or failure to act of PTI and such action or failure to act constitutes a material breach by PTI of this Agreement;

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(e) by the Company (at any time prior to the approval of the PTI Stockholder Proposals by the Required PTI Stockholder Vote) if a PTI Triggering Event shall have occurred;

(f) by PTI (at any time prior to the approval of the Merger by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of PTI or Merger Sub set forth in this Agreement, or if any representation or warranty of PTI or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 7.1 or 7.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by PTI or Merger Sub is curable by PTI or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to PTI or Merger Sub of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(g) and (ii) PTI or Merger Sub (as applicable) ceasing to exercise commercially reasonable best efforts to cure such breach after the notice contemplated in clause (i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by PTI or Merger Sub is cured prior to such termination becoming effective);

(h) by PTI, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Holdings set forth in this Agreement, or if any representation or warranty of the Company or Holdings shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that PTI is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 8.1 or 8.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by the Company or Holdings is curable by the Company or Holdings then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from PTI to the Company or Holdings of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(h) and (ii) the Company or Holdings (as applicable) ceasing to exercise commercially reasonable best efforts to cure such breach after the notice contemplated in clause (i) above (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i) by either PTI or the Company if (i) the Company’s stockholders do not adopt and approve this Agreement and the Merger by the Required Company Stockholder Vote within ten (10) Business Days after the Form S-4 Registration Statement shall have been declared effective under the Securities Act; provided, however, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

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(j) by PTI, at any time prior to the approval of the PTI Stockholder Proposals by the Required PTI Stockholder Vote if PTI has received an Acquisition Proposal that the PTI Board of Directors deems is a Superior Offer, PTI has complied with its obligations under Section 4.5 and Section 5.3, PTI concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer (a “PTI Permitted Alternative Agreement”) and PTI concurrently pays to the Company the amount set forth in Section 9.3

(k) by the Company, at any time prior to the Required Company Stockholder Vote is obtained, if the Company has received an Acquisition Proposal that the Company Board of Directors deems is a Superior Offer, the Company has complied with its obligations under Section 4.5 and Section 5.2, the Company concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer (a “Company Permitted Alternative Agreement”) and the Company concurrently pays to the Company the amount set forth in Section 9.3.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.8, this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that the Company and PTI shall share equally all fees and expenses in relation to (i) the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing and application fees payable to Nasdaq in connection with the Nasdaq Listing Application and the listing of the PTI Common Stock to be issued in the Merger on Nasdaq.

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(b) PTI shall pay to the Company via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $2,100,000 (the “Company Termination Fee”):

(i) if this Agreement is terminated by the Company pursuant to Section 9.1(e);

(ii) if this Agreement is terminated by PTI pursuant to Section 9.1(j); or

(iii) if this Agreement is terminated by PTI or the Company pursuant to Section 9.1(d) or by the Company pursuant to Section 9.1(g) and (x) an Acquisition Proposal with respect to PTI shall have been publicly announced, disclosed or otherwise communicated to the PTI Board of Directors prior to such termination (and not withdrawn) and (y) within twelve (12) months after the date of such termination, PTI enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction.

(c) The Company shall pay to PTI via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $4,380,000 (the “PTI Termination Fee”):

(i) if this Agreement is terminated by PTI pursuant to Section 9.1(f);

(ii) if this Agreement is terminated by the Company pursuant to Section 9.1(k); or

(iii) if this Agreement is terminated by PTI pursuant to Section 9.1(h) or by PTI or the Company pursuant to Section 9.1(i) and (x) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board of Directors prior to such termination (and not withdrawn) and (y) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction.

(d) (i) If this Agreement is terminated by the Company pursuant to Section 9.1(d) or Section 9.1(g), (ii) if this Agreement is terminated by PTI pursuant to Section 9.1(d), then PTI shall reimburse the Company for all Third Party Expenses incurred by the Company, up to a maximum of $703,000 by wire transfer of same-day funds within two (2) Business Days following the date on which the Company submits to PTI true and correct copies of reasonable documentation supporting such Third Party Expenses. If the Company becomes entitled to receive a Company Termination Fee under this Agreement, the amount paid by PTI as expense reimbursement under this Section 9.3(d) will be credited against the Company Termination Fee.

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(e) (i) If this Agreement is terminated by PTI pursuant to Section 9.1(h) or Section 9.1(i), (ii) if this Agreement is terminated by the Company pursuant to Section 9.1(i), then the Company shall reimburse PTI for all Third Party Expenses incurred by PTI up to a maximum of $1,460,000, by wire transfer of same-day funds within two (2) Business Days following the date on which PTI submits to the Company true and correct copies of reasonable documentation supporting such Third Party Expenses. If PTI becomes entitled to receive a PTI Termination Fee under this Agreement, the amount paid by the Company as expense reimbursement under this Section 9.3(e) will be credited against the PTI Termination Fee.

(f) If either Party fails to pay when due any amount payable by such Party under Section 9.3(a), (b), (c), (d) or (e), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(g) Except for any liability or damage for fraud or Willful Breach as provided in Section 9.2, the Parties agree that the payment of the fees and expenses set forth in this Section 9.3, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either PTI or the Company be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to any liability or damage for fraud or Willful Breach as provided in Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.11, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any Subsidiary, Affiliate, or Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of Holdings, the Company, Merger Sub and PTI contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 10 shall survive the Effective Time.

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10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Holdings, the Company, Merger Sub and PTI at any time (whether before or after the approval of the Contemplated Transactions or issuance of shares of PTI Common Stock in the Contemplated Transactions); provided, however, that after any such adoption and approval of this Agreement by PTI’s stockholders, no amendment shall be made which by law requires further approval of the PTI stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Holdings, the Company, Merger Sub and PTI.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) Any provision hereof may be waived (or the time for performance extended) by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, (ii) to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (b) agrees that every such suit, action or proceeding shall be brought, heard and

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determined exclusively in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court, and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PTI OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party (as determined by a court of competent jurisdiction) in such action or suit shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, by facsimile to the address or facsimile telephone number or sent by electronic mail (notice deemed given on the date of receipt) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, set forth beneath the name of such Party below

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(or to such other address, facsimile telephone number or electronic mail as such Party shall have specified in a written notice given to the other parties hereto):

if to PTI or Merger Sub:

Meenu Chhabra

President and CEO

Proteostasis Therapeutics, Inc.

80 Guest Street, Suite 500

Boston, MA 02135

Telephone: 617-225-0096

Email: mchhabra@proteostasis.com

With a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston St.

Boston, Massachusetts 02116

Telephone: 617-937-2319

Fax: 617-937-2400

Attention: Miguel J. Vega, Esq.

Email: mvega@cooley.com

if to the Company or Holdings:

Richard Peters, MD, PhD

Chief Executive Officer

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410

Boston, MA 02135

Telephone:

Email: rpeters@yumanity.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Telephone: 617-570- 1000

Fax: 617- 523-1231

Attention: John T. Haggerty, Esq.

Email: jhaggerty@goodwinlaw.com

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10.9 Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York time) on the date that is one (1) Business Day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the PTI SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Meenu Chhabra
Name: Meenu Chhabra
Title: Chief Executive Officer

PANGOLIN MERGER SUB, INC.

By:	/s/ Meenu Chhabra
Name: Meenu Chhabra
Title: Chief Executive Officer

YUMANITY THERAPEUTICS, INC.

By:	/s/ Richard Peters
Name: Richard Peters
Title: Chief Executive Officer

YUMANITY HOLDINGS, LLC

By:	/s/ Richard Peters
Name: Richard Peters
Title: Chief Executive Officer

Schedules:

Schedule A	Persons Executing PTI Stockholder Support Agreements

Schedule B	Persons Executing Company Stockholder Support Agreements and Lock-up Agreements

Schedule C	Persons Executing PTI Lock-up Agreements

Schedule D	Investor Agreements

Exhibits:

Exhibit A	Definitions

Exhibit B	Form of PTI Stockholder Support Agreement

Exhibit C	Form of Company Stockholder Support Agreement

Exhibit D-1	Form of Company Lock-up Agreement

Exhibit D-2	Form of PTI Lock-up Agreement

Exhibit E	Form of CVR Agreement

The following schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K promulgated by the SEC.

•	Company Disclosure Schedule

•	PTI Disclosure Schedule

Schedule A Persons Executing PTI Stockholder Support Agreements

Schedule B Persons Executing Company Stockholder Support Agreements and Lock-up Agreements

Schedule C Persons Executing PTI Lock-up Agreements

Schedule D Investor Agreements

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2008 Plan” shall have the meaning set forth in Section 3.3(b).

“2016 Plan” shall have the meaning set forth in Section 3.3(b).

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or PTI, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of PTI or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party or any of its Subsidiaries is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the consolidated assets of a Party and its Subsidiaries, taken as a whole, other than a PTI Asset Disposition; or

•	any liquidation or dissolution of a Party or any of its Subsidiaries.

“Affiliates” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” shall have the meaning set forth in Section 5.17(a).

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“CF Assets” shall mean any and all assets, tangible and intangible, that relate to PTI’s cystic fibrosis clinical programs, including, without limitation, Intellectual Property, data, documentation, agreements and licenses, inventory related to drug products and raw materials, and biological materials.

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, including, for the avoidance of doubt, Holdings.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of Holdings, the Company or any Company Affiliate.

“Company Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(c).

“Company Board of Directors” shall mean the Board of Directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“Company Capital Stock” shall mean the Company Common Stock.

“Company Closing Balance Sheet” shall mean the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the Closing.

“Company Closing Financial Certificate” means a certificate executed by the Chief Executive Officer of the Company, on behalf of the Company and not in his or her personal capacity, dated as of the Closing Date, certifying the accuracy of the Company Closing Balance Sheet. The Company Closing Financial Certificate shall include a representation of the Company, certified by the Chief Executive Officer of the Company, that such certificate includes an accurate and correct accounting and calculation of the Company’s cash and cash equivalents as of the Closing Date.

“Company Common Stock” shall mean the common stock, $0.01 par value, of Company.

“Company Confidential Information” shall have the meaning set forth in Section 2.8(h).

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“Company Contract” shall mean any Contract: (a) to which Holdings, the Company or any of its Subsidiaries is a Party; (b) by which Holdings, the Company or any Company Subsidiary or any Company IP Rights or any other asset of the Company or its Subsidiaries is or may become bound or under which Holdings, the Company or any Company Subsidiary has, or may become subject to, any obligation; or (c) under which Holdings, the Company or Company Subsidiary has or may acquire any right or interest.

“Company Debt” means with respect to the Company and the Company Subsidiaries, any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of Company, (iii) any indebtedness for the deferred purchase price of property with respect to which Company is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of Company’s equity holders or Company’s vendors, customers or third parties, and (ix) any Liability of other Persons of the type described in the preceding clauses (i)-(viii) that Company has guaranteed, that is recourse to Company or any of its assets, or that is otherwise the legal Liability of Company. Notwithstanding the foregoing, in no case shall Company Debt include any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any Company security holder’s interest in Company Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (ii) any Dissenting Shares.

“Company Disclosure Schedule” shall have the meaning set forth in Article 2.

“Company Employee Plan” shall have the meaning set forth in Section 2.13(a).

“Company Estimated Debt Statement” shall have the meaning set forth in Section 5.17(c).

“Company Financials” shall have the meaning set forth in Section 2.4(a).

“Company IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Company; and (B) any and all Company-Owned IP Rights.

“Company Intervening Event” shall have the meaning set forth in Section 5.2(d).

“Company Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.2(d).

“Company Lock-up Agreements” shall have the meaning set forth in the Recitals.

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“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Holdings, the Company and their Subsidiaries taken as a whole; or (b) the ability of Holdings or the Company to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Company Material Adverse Effect: (i) conditions generally affecting the industries in which Holdings, the Company and their Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on Holdings, the Company and their Subsidiaries taken as a whole; (ii) any failure by Holdings, the Company or any of their Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) the resignation or termination of any officer or director; (v) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect Holdings, the Company and their Subsidiaries taken as a whole; (vi) any specific action taken at the written request of PTI or Merger Sub or expressly required by this Agreement; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Company Material Contract” shall have the meaning set forth in Section 2.9.

“Company Options” shall mean, prior to the Company Reorganization, outstanding and unexercised options to purchase equity interests of Holdings issued or granted by Holdings, and following the Company Reorganization, outstanding and unexercised options to purchase shares of Company Common Stock issued or granted by Company.

“Company-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by the Company.

“Company Permits” shall have the meaning set forth in Section 2.11(b).

“Company Permitted Alternative Agreement” shall have the meaning set forth in Section 9.1(k).

“Company Product Candidates” shall have the meaning set forth in Section 2.11(d).

“Company Recommendation Determination Notice” shall have the meaning set forth in Section 5.2(c).

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“Company Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Company.

“Company Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“Company Restricted Stock” shall mean outstanding shares of Company Common Stock (including shares acquired by the early exercise of a stock option award) and outstanding equity interests of Holdings, that are unvested or are subject to a repurchase option or a risk of forfeiture.

“Company Stock Certificate” shall have the meaning set forth in Section 1.7.

“Company Stockholder Support Agreements” shall have the meaning set forth in the Recitals.

“Company Subsidiaries” shall have the meaning set forth in Section 2.1(a).

“Company Termination Fee” shall have the meaning set forth in Section 9.3(b).

A “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have failed to recommend that the Company’s stockholders vote to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to PTI the Company Board Recommendation, including pursuant to a Company Board Adverse Recommendation Change; (ii) the Company Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iii) the Company Board of Directors shall have failed to reaffirm, publicly or directly to its stockholders, the Company Board Recommendation within ten (10) Business Days after PTI so requests in writing (provided that not more than three such requests may be made by PTI); or (iv) the Company or the Company’s Representatives shall have breached the provisions set forth in Section 4.5 in any material respect.

“Company Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as of March 31, 2020, provided to PTI prior to the date of this Agreement.

“Company Valuation” means $146 million.

“Company Warrants” shall have the meaning set forth in Section 2.3(d).

“Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.4(a).

95.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated June 1, 2020 between the Company and PTI.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, Reverse Split and the other transactions and actions contemplated by the Agreement, including the issuance of CVRs pursuant to the CVR Agreement.

“Continuing PTI Option” shall mean each PTI Option having a per-share exercise price that is equal to or less than $8.00.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature that is currently in force and to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Cooley” shall have the meaning set forth in Section 1.3.

“Costs” shall have the meaning set forth in Section 5.6(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 1.9(a).

“Drug/Device Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“EEOC” shall have the meaning set forth in Section 2.14(a).

“Effect” shall mean any effect, change, condition, event, circumstance, occurrence, result, state of facts, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

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“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Incentive Plan” shall have the meaning set forth in Section 2.3(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall have the meaning set forth in Section 3.3(b).

“Estimated Net Cash Certificate” shall have the meaning set forth in Section 5.17(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.8(a).

“Exchange Fund” shall have the meaning set forth in Section 1.8(a).

“Exchange Ratio” shall mean, subject to Section 1.5(f), the quotient determined by dividing the Surviving Corporation Allocation Shares by the Company Outstanding Shares, where:

•

“Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Company Common Stock basis and assuming, without limitation, (i) the exercise of all Company Options and Company Warrants outstanding as of immediately prior to the Effective Time (whether then vested or

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unvested, exercisable or not exercisable), (ii) the conversion of all of the Company’s outstanding convertible indebtedness and (iii) the issuance of shares of Company Capital Stock in respect of all other options, warrants or rights to receive such shares, including all shares of Company Capital Stock issuable as a dividend that have accrued as of the Effective Time, whether conditional or unconditional and including any options, warrants or rights triggered by or associated with the consummation of the Contemplated Transactions.

•	“PTI Allocation Percentage” means the percentage determined by (i) dividing the PTI Valuation by (ii) the sum of the PTI Valuation plus the Company Valuation.

•

“PTI Outstanding Shares” means the total number of shares of PTI Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to PTI Common Stock basis, but assuming, without limitation, (i) the inclusion of all options, warrants or rights to receive such shares (whether then vested or unvested, exercisable or not exercisable, but excluding any PTI Options that are out-of-the-money and are not Continuing PTI Options), whether conditional or unconditional and including any options, warrants or rights that accelerate upon or are triggered by or associated with the consummation of the Contemplated Transactions, (ii) the inclusion of all restricted stock units of PTI, whether conditional or unconditional, and (iii) the inclusion of Shares of PTI Common Stock issued after the date of this Agreement and prior to the Closing pursuant to PTI’s at-the-market facility or otherwise. For purposes of clarity, PTI Outstanding Shares shall not include any shares available and reserved for future issuance under the 2008 Plan, the 2016 Plan or the ESPP (but not issued and outstanding) as of immediately prior to the Effective Time.

•

“PTI Valuation” means $70,296,296, provided however, that the PTI Valuation shall be (i) increased on a dollar-for-dollar basis by the amount that PTI Net Cash at Closing is greater than $35,000,000 and (ii) reduced on a dollar-for-dollar basis by the amount that PTI Net Cash at Closing is less than $35,000,000; provided that if PTI Net Cash at Closing is less than $32,500,000 the PTI Valuation will be reduced by two dollars for every dollar decrease in PTI Net Cash below $32,500,000 (together with (ii) above, the “Downward Adjustment”); provided, further that if the initial filing of the Form S-4 Registration Statement with the SEC has not been made by September 14, 2020 (a) primarily due to actions or inactions by the Company and its Representatives, PTI Net Cash shall be increased by $250,000, or (b) primarily due to actions or inactions by PTI and its Representatives, PTI Net Cash shall be decreased by $250,000; the determination whether any delay in the initial filing of the Form S-4 Registration Statement is covered by the foregoing clause (a) or clause (b) shall be made collectively and in good faith, by the Chairman of the Company Board of Directors, the Chairman of the Audit Committee of the Company Board of Directors, the Chairman of the PTI Board of Director and the Chairman of the Audit Committee of the PTI Board of Directors, acting as a group.

•

“Surviving Corporation Allocation Shares” means an amount equal to (i) the quotient determined by dividing the PTI Outstanding Shares by the PTI Allocation Percentage less (ii) the PTI Outstanding Shares.

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“Existing Company D&O Policies” shall have the meaning set forth in Section 2.16(b).

“Existing PTI D&O Policies” shall have the meaning set forth in Section 3.14(b).

“FDA” shall have the meaning set forth in Section 2.11(b).

“FDCA” shall have the meaning set forth in Section 2.11(c).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by the Company registering the public offering and sale of PTI Common Stock to some or all holders of Company Common Stock in the Contemplated Transactions, including all shares of PTI Common Stock to be issued in exchange for all other shares of Company Common Stock in the Contemplated Transactions, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Funded Welfare Plan” shall have the meaning set forth in Section 2.13(c).

“GAAP” shall have the meaning set forth in Section 2.4(a).

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body entitled to exercise similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the Nasdaq Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, technology,

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technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

“In the Money PTI Option” shall mean each PTI Option having a per-share exercise price that is less than the closing price per share of PTI Common Stock immediately prior to the Effective Time.

“Investor Agreements” shall have the meaning set forth in Section 5.16.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to the Company or PTI, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

“Knowledge” means with respect to any Key Employee, that such Key Employee is actually aware of the relevant fact or such Key Employee would reasonably be expected to know such fact in the ordinary course of the performance of such Key Employee’s employment responsibilities after reasonable inquiry. Any Person that is an Entity shall have Knowledge of any Key Employee of such Person as of the date such Key Employee has Knowledge of such fact or other matter.

“Laws” means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other treaty, law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, code, ordinance, ruling or other requirement having the force of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.10.

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“Material Continuing Obligation” shall mean, other than any obligations specifically set forth in the CVR Agreement attached as Exhibit E, (a) any non-competition obligation, other than with respect to the CF Assets, (b) any obligation relating to the non-solicitation of employees, other than with respect to employees that are being transferred in connection with the PTI Asset Disposition, (c) any obligation to conduct any research and development and regulatory activities and (d) any transition or comparable support services (but for the avoidance of doubt, any such transition services shall not be deemed to include the execution or delivery of further documents, certificates, agreements or instruments, or any actions that are required to be taken to evidence or reflect, the PTI Asset Disposition or to carry out the intent and purposes of a definitive agreement with respect to a PTI Asset Disposition).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 2.13(c).

“Multiple Employer Plan” shall have the meaning set forth in Section 2.13(c).

“Nasdaq Listing Application” shall have the meaning set forth in Section 5.9.

“Ordinary Course of Business” shall mean, in the case of each of the Company and PTI and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party; provided, however, that the Ordinary Course of Business for PTI shall also include activities, transactions, agreements and filings with any Governmental Body in connection with a PTI Asset Disposition, and other activities in connection with potentially winding down of all its historical clinical development programs and related operations.

“Party” or “Parties” shall mean Holdings, the Company, Merger Sub and PTI.

“Permitted CF Counterparty” shall mean each of the entities listed on Part A-1 of the PTI Disclosure Schedules.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.10(d).

“Proxy Statement” shall mean the proxy statement in connection with the approval of this Agreement and the Contemplated Transactions to be sent to PTI’s stockholders in connection with the PTI Stockholders’ Meeting.

“PTI” shall have the meaning set forth in the Preamble.

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“PTI Affiliate” shall mean any Person that is (or at any relevant time was) under common control with PTI within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“PTI Asset Disposition” shall have the meaning set forth in the Section 5.19. In no event will the sale of any newly issued or outstanding securities of PTI be deemed a PTI Asset Disposition.

“PTI Associate” shall mean any current or former employee, independent contractor, officer or director of PTI or any PTI Affiliate.

“PTI Board of Directors” shall mean the board of directors of PTI.

“PTI Board Recommendation” shall have the meaning set forth in Section 5.3(b).

“PTI Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“PTI Capital Stock” shall mean the PTI Common Stock and the preferred stock of PTI.

“PTI Closing Financial Certificate” means a certificate executed by the Chief Executive Officer of PTI, on behalf of PTI and not in his personal capacity, dated as of the Closing Date, certifying (A) (i) an itemized list of each element of PTI’s consolidated current assets and (ii) an itemized list of each element of PTI’s consolidated total current liabilities, (B) the amount of PTI Transaction Expenses incurred but unpaid as of the Closing Date (including an itemized list of each Transaction Expense and the Person to whom such expense is owed), (C) the amount of PTI Debt as of the Closing Date (including an itemized list of each PTI Debt and the Person to whom such PTI Debt is owed) and (D) the amount of PTI Net Cash as of the Closing Date. The PTI Closing Financial Certificate shall include a representation of PTI, certified by the Chief Executive Officer of PTI, that such certificate includes an accurate and correct accounting and calculation of (i) all of the PTI Transaction Expenses paid or payable at any time prior to, at or following the Closing Date, and (ii) all of the PTI Debt outstanding as of the Closing Date.

“PTI Common Stock” shall mean the Common Stock, $0.001 par value per share, of PTI.

“PTI Contract” shall mean any Contract: (a) to which PTI or any of its Subsidiaries is a party; (b) by which PTI or any of its Subsidiaries or any PTI IP Rights or any other asset of PTI or any of its Subsidiaries is or may become bound or under which PTI has, or may become subject to, any obligation; or (c) under which PTI or any of its Subsidiaries has or may acquire any right or interest.

“PTI Confidential Information” shall have the meaning set forth in Section 3.6(h).

“PTI Debt” means with respect to PTI and the PTI Subsidiaries, any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of

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PTI, (iii) any indebtedness for the deferred purchase price of property with respect to which PTI is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of PTI’s equity holders or PTI’s vendors, customers or third parties, and (ix) any Liability of other Persons of the type described in the preceding clauses (i)-(viii) that PTI has guaranteed, that is recourse to PTI or any of its assets, or that is otherwise the legal Liability of PTI. Notwithstanding the foregoing, in no case shall PTI Debt include any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any PTI security holder’s interest in PTI Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (ii) any Dissenting Shares. For purposes of clarity, any liabilities or obligations that reduce the calculation of PTI Net Cash as of the Closing Date shall not also be included in the definition of PTI Debt as of the Closing Date.

“PTI Disclosure Schedule” shall have the meaning set forth in Article 3.

“PTI Employee Plan” shall have the meaning set forth in Section 3.11(a).

“PTI IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of PTI; and (B) any and all PTI-Owned IP Rights.

“PTI Intervening Event” shall have the meaning set forth in Section 5.3(d).

“PTI Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.3(d).

“PTI Lock-up Agreements” shall have the meaning set forth in the Recitals.

“PTI Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the PTI Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of PTI and the PTI Subsidiaries taken as a whole; or (b) the ability of PTI to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a PTI Material Adverse Effect: (i) conditions generally affecting the industries in which PTI and the PTI Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on PTI and the PTI Subsidiaries taken as a whole; (ii) any failure by PTI or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a PTI Material Adverse Effect and may

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be taken into account in determining whether a PTI Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) the resignation or termination of any officer or director; (v) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect PTI and its Subsidiaries taken as a whole; (vi) any specific action taken at the written request of the Company or expressly required by this Agreement; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“PTI Material Contract” shall have the meaning set forth in Section 3.7.

“PTI Net Cash” shall mean, in each case as of the close of business on the Business Day prior to the anticipated Closing Date, (a) the sum of (without duplication) PTI’s cash and cash equivalents, marketable securities, accounts receivable, interest and other receivables (to the extent determined to be collectible), prepaid expenses and deposits (to the extent refundable to PTI), determined in a manner consistent with the manner in which such items were historically determined and in accordance with GAAP and PTI’s most recent audited financial statements and the PTI Unaudited Interim Balance Sheet, minus (b) PTI’s accounts payable and accrued expenses (other than accrued expenses which are PTI Transaction Expenses), PTI’s and its Subsidiaries’ other liabilities (short term and long term) not included in the definition of PTI Debt, in each case determined in a manner consistent with the manner in which such items were historically determined and in accordance with PTI’s most recent audited financial statements and the PTI Unaudited Interim Balance Sheet, and any liabilities associated with the termination of any PTI Contracts, minus (c) the cash cost of any unpaid change of control payments or severance payments, including any COBRA related obligations, that are or become due to any current or former employee, director or independent contractor of PTI, minus (d) any remaining unpaid PTI Transaction Expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which PTI or any of its Subsidiaries is liable incurred by PTI or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions or otherwise, minus (e) any unpaid employment Tax, unemployment contributions or other payroll taxes, fees and costs incurred in connection with the grant, exercise, conversion, settlement or cancellation of any RSUs, options, equity compensation and other change in control or severance payments (including any bonuses payable) or any CVRs issued to holders of RSUs or options or otherwise as compensation (either incurred prior to, at the time of, or following the Merger, and for the avoidance of doubt, not calculated as of the close of business on the Business Day prior to the Closing Date)). Notwithstanding the foregoing, in no case shall PTI Net Cash be reduced for (i) the operating lease liabilities recorded under the requirements of ASC 842 and set forth on the PTI Unaudited Interim Balance Sheet, (ii) accrued expenses associated with the financing of PTI’s D&O policy will be offset by the amount of the return of premium credit to which PTI is contractually entitled upon the consummation of the Merger, or (iii) any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (x) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any PTI security holder’s interest in PTI Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and

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amounts not covered by any such insurance policy) or (y) any Dissenting Shares. For purposes of clarity, any liabilities or obligations included in the calculation of the PTI Debt as of the Closing Date shall not also reduce the calculation of PTI Net Cash as of the Closing Date. For purposes of clarity, any cash proceeds actually received by PTI from a PTI Asset Disposition, whether such sale is consummated prior to, concurrent with, or immediately following, the Closing, that would otherwise constitute PTI Net Cash shall be included in the definition of PTI Net Cash for purposes of this Agreement, (a) net of any Taxes actually paid or payable in connection with such PTI Asset Disposition (provided, that the amount of any such Tax shall be computed taking into account all available items of expense, losses, credits and deductions of PTI existing as of the Effective Time (for the avoidance of doubt, including any Transaction Deductions, but excluding any items or expense, loss, credit or deduction of the Company) to the maximum extent permitted by applicable Law; provided further, that any limitations on the use of net operating losses applicable to PTI shall be determined (1) using either the “1374 Approach” or the “338 Approach”, as described by IRS Notice 2003-65 to the maximum extent permitted by applicable Law (determined by selecting the approach which maximizes the amount of net operating losses available), and (2) assuming that the business enterprise of PTI (within the meaning of Section 382(c) of the Code) will and shall continue during the periods set forth in Section 382(c) of the Code; provided further, that PTI and the Company shall use commercially reasonable efforts to take any steps, including the making of any applicable Tax elections (including electing out of the installment method of reporting), necessary to minimize any applicable limitation on such net operating loss carryforwards and other items and to insure that such net operating loss carryforwards and other items are otherwise available to reduce any such Taxes paid or payable in connection with a PTI Asset Disposition (provided, for the avoidance of doubt, such PTI net operating loss carryforwards and other items shall be used to offset Taxes paid or payable in connection with a PTI Asset Disposition to the maximum extent permitted by Law before being used for any other purpose)), and (b) less the amount of any such proceeds distributed by PTI prior to the Effective Time.

“PTI Options” shall mean options to purchase shares of PTI Common Stock issued or granted by PTI.

“PTI-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by PTI.

“PTI Permits” shall have the meaning set forth in Section 3.9(b).

“PTI Permitted Alternative Agreement” shall have the meaning set forth in Section 9.1(j).

“PTI Product Candidates” shall have the meaning set forth in Section 3.9(d).

“PTI Recommendation Determination Notice” shall have the meaning set forth in Section 5.3(c).

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“PTI Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, PTI.

“PTI Regulatory Permits” shall have the meaning set forth in Section 3.9(d).

“PTI RSUs” shall mean an award that provides for payment at a future date of one or more shares of PTI Common Stock or value derived therefrom, other than a PTI Option.

“PTI SEC Documents” shall have the meaning set forth in Section 3.4(a).

“PTI Stockholder Proposals” means proposals to (i) adopt this Agreement, the Contemplated Transactions, the issuance of shares of PTI Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the change of control of PTI resulting from the Merger pursuant to the Nasdaq rules, (ii) adopt an amendment to the PTI Certificate of Incorporation to effect the Reverse Split, (iii) approve, on a non-binding advisory vote basis, compensation that will or may become payable by PTI to its named executive officers in connection with the Merger; (iv) approve the PTI Asset Disposition, to the extent PTI reasonably determines (after discussion with outside counsel) that such vote is required under any Legal Requirements, and (v) to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the preceding proposals (i), (ii) and (iv).

“PTI Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“PTI Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(a).

“PTI Subsidiaries” means any Subsidiaries of PTI.

“PTI Termination Fee” shall have the meaning set forth in Section 9.3(c).

“PTI Transaction Expenses” means all fees and expenses incurred by PTI in connection with the Contemplated Transactions and this Agreement and the transactions contemplated by this Agreement, including as set forth in Section 9.3(a)(i-ii), whether or not billed or accrued (including any documented fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants and other advisors of PTI and the PTI Subsidiaries notwithstanding any contingencies for earn outs or escrows and any unpaid amounts payable by PTI in satisfaction of its obligations under Section 5.6(c) for the period after the Closing).

A “PTI Triggering Event” shall be deemed to have occurred if: (i) the PTI Board of Directors shall have failed to recommend that PTI’s stockholders vote to approve the PTI Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the PTI Board Recommendation, including pursuant to a PTI Board Adverse Recommendation Change; (ii) PTI shall have failed to include in the Proxy Statement the PTI Board Recommendation; (iii) PTI shall have failed to hold the PTI

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Stockholders’ Meeting within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such forty-five (45) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that, if on the date of the PTI Stockholders’ Meeting, or a date preceding the date on which the PTI Stockholders’ Meeting is scheduled, PTI reasonably believes that (x) it will not receive proxies sufficient to obtain the required approval of the holders of PTI Common Stock at the PTI Stockholders’ Meeting with respect to all of the PTI Stockholder Proposals, whether or not a quorum would be present at the PTI Stockholders’ Meeting, (y) it will not have sufficient shares of PTI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the PTI Stockholders’ Meeting, subject to compliance with all Legal Requirements, PTI may postpone or adjourn, or make one or more successive postponements or adjournments of, the PTI Stockholders’ Meeting, as long as the date of the PTI Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any such postponements or adjournments pursuant to the preceding clauses (x) and (y); provided further that, subject to compliance with all Legal Requirements, PTI may postpone or adjourn the PTI Stockholders’ Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that PTI has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of PTI prior to the PTI Stockholders’ Meeting; (iv) the PTI Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the PTI Board of Directors shall have failed to publicly reaffirm the PTI Board Recommendation within ten (10) Business Days after the Company so requests in writing (provided that not more than three such requests may be made by the Company); or (vi) PTI or any of PTI’s Representatives shall have breached the provisions set forth in Section 4.5 in any material respect.

“PTI Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of PTI prepared in accordance with GAAP and included in PTI’s quarterly report on Form 10-Q filed with the SEC for the period ended March 31, 2020.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Required Holdings Equityholder Vote” shall have the meaning set forth in Section 2.19.

“Required PTI Stockholder Vote” shall have the meaning set forth in Section 3.17.

“Reverse Split” shall have the meaning set forth in Section 5.15.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

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“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of a Party representing more than fifty percent (50%) of the voting power of the outstanding securities of a Party or owning assets representing more than fifty percent (50%) of the consolidated fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide Acquisition Proposal (with all references to “more than twenty percent (20%)” or “twenty percent (20%) or more” in the definition of Acquisition Transaction being treated as references to “seventy-five percent (75%)” for these purposes) made by a third party that the Board of Directors of the Company or PTI, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such third party to finance such Acquisition Proposal), (1) is more favorable from a financial point of view to the Company or PTI stockholders, as applicable, than as provided hereunder (including any changes to the terms of this Agreement proposed by either Party in response to such Superior Offer pursuant to and in accordance with the provisions of this Agreement), (2) is reasonably capable of being completed on the terms proposed without unreasonable delay and (3) includes termination rights exercisable by the Party on terms that are not materially less favorable to such Party than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” (and with correlative meaning, “Taxes”) shall mean federal, state, local, non-U.S. or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Opinions” shall have the meaning set forth in Section 5.10(c).

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“Tax Representation Letter” shall have the meaning set forth in Section 5.10(c).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” shall mean all reasonable fees and expenses incurred by the Company or PTI, as applicable, in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby.

“Third-Party IP Rights” shall mean any Intellectual Property owned by a third party.

“Transaction Deductions” means all items of expense, loss, credit or deduction of PTI for applicable income Tax purposes resulting from or attributable to the transactions contemplated by this Agreement, including (i) Third Party Expenses, (ii) any compensatory payments made pursuant to this Agreement, and (iii) any fees, expenses, premiums and penalties with respect to the prepayment of debt.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Willful Breach” shall have the meaning set forth in Section 9.2.

109.